    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1998


                                                      REGISTRATION NO. 333-62493

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                       GEORGIA-CAROLINA BANCSHARES, INC.
                      (FORMERLY PINNACLE BANCSHARES, INC.)
                 (Name of small business issuer in its charter)
                         ------------------------------

            GEORGIA                           6022                          58-2326075
(State or other jurisdiction of   (Primary Standard Industrial             (IRS Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                         ------------------------------
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824
                                 (706) 595-1600
         (Address and telephone number of principal executive offices)
                         ------------------------------
                              PATRICK G. BLANCHARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824
                                 (706) 595-1600
           (Name, address and telephone number of agent for service)
                         ------------------------------
                                   COPIES TO:

            ROBERT C. SCHWARTZ, ESQ.                              BARNEY STEWART, III, ESQ.
         SMITH, GAMBRELL & RUSSELL, LLP                            MOORE & VAN ALLEN, PLLC
            PROMENADE II, SUITE 3100                             NATIONSBANK CORPORATE CENTER
          1230 PEACHTREE STREET, N.E.                          100 NORTH TRYON STREET, FLOOR 47
             ATLANTA, GEORGIA 30309                          CHARLOTTE, NORTH CAROLINA 28202-4003
                 (404) 815-3758                                         (704) 331-1000

                         ------------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         ------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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     Pursuant to Rule 429 of the Securities Act, the Prospectus included in this Registration Statement relates to the Registrant's Registration Statement on Form SB-2 (File No. 333-41547). On February 19, 1998, the Registrant's Registration Statement (File No. 333-41547), registering 740,741 shares of the Registrant's Common Stock was declared effective by the Commission. That Registration Statement related to a "best efforts" offering of 518,519 to 740,741 shares of Common Stock undertaken by certain directors and officers of the Registrant (the "Best Efforts Offering"). Although, by its terms, the Best Efforts Offering could be extended without modification through February 14, 1999, the Registrant has elected to restructure the plan of distribution prior to that date.

     The Best Efforts Offering commenced on February 19, 1998 and, as of August 18, 1998, had resulted in the receipt of subscriptions for 310,000 shares of Common Stock from approximately 265 subscribers (the "Initial Subscribers"). The Registrant has elected to engage Interstate/Johnson Lane Corporation ("IJL") to
(i) underwrite, on a firm commitment basis, 430,000 of the shares offered hereby and (ii) to underwrite, on a standby firm commitment basis, any of the 310,000 shares of Common Stock withdrawn by the Initial Subscribers after receipt by them of the Prospectus included in this Registration Statement. See "Underwriting."

     The Prospectus included in this Registration Statement provides updated financial information consistent with the requirements of Item 310 of Regulation S-B and discloses the underwriting arrangements with IJL on a firm commitment and standby basis for 740,000 shares of Common Stock at the same price per share ($13.50) as offered in the Best Efforts Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1998


                                 740,000 SHARES

                    (GEORGIA CAROLINA BANCSHARES, INC. LOGO)

                                  COMMON STOCK


     Georgia-Carolina Bancshares, Inc. (the "Company"), a Georgia corporation and holding company for First Bank of Georgia (the "Bank"), hereby offers for sale 740,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), at an offering price of $13.50 per share. See "Underwriting" for the factors considered in determining the public offering price. Prior to this offering (this "Offering"), there has been no established public market for the Common Stock. The Company intends to apply for listing of the Common Stock on The Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "GCBI."


     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND
   ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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                                                  PRICE               UNDERWRITING
                                                    TO               DISCOUNTS AND           PROCEEDS TO
                                                  PUBLIC           COMMISSIONS(1)(2)        THE COMPANY(3)
--------------------------------------------------------------------------------------------------------------
Per Share................................         $13.50                $1.0125                $12.4875
--------------------------------------------------------------------------------------------------------------
Total(2)(4)..............................       $9,990,000              $749,250              $9,240,750
--------------------------------------------------------------------------------------------------------------
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(1) The Company has agreed to indemnify Interstate/Johnson Lane Corporation ("IJL") and the several underwriters named herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Of the 740,000 shares offered hereby, the Underwriters are underwriting 310,000 shares (the "Standby Shares") on a standby firm commitment basis. The Underwriting Discounts and Commissions assume that all of the Standby Shares will be purchased by the Underwriters pursuant to this commitment. See "Underwriting."


(3) Before deducting expenses estimated at $300,000, all of which are payable by the Company.


(4) The Company has granted to the Underwriters a 30-day option to purchase up to 111,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $11,488,500, $861,638 and $10,626,862, respectively.


                         ------------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about           , 1998.

                           INTERSTATE/JOHNSON LANE
                            C O R P O R A T I O N

                The date of this Prospectus is           , 1998.

                       GEORGIA-CAROLINA BANCSHARES, INC.
                                 AUGUSTA MARKET

  (MAP DEPICTING THE STATES OF GEORGIA AND SOUTH CAROLINA WITH AUGUSTA MARKET
                                  HIGHLIGHTED)
---------------

(1) The Company operates two offices in Thomson, Georgia.
(2) The Company expects the new branch office in Augusta, Georgia to open in the fourth quarter of 1998 and the new branch office in Martinez, Georgia to open in early 1999.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. IN ADDITION, IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). FOR A DESCRIPTION, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option. Unless the context otherwise requires, the term the "Company" refers to Georgia-Carolina Bancshares, Inc. and its wholly-owned subsidiary, First Bank of Georgia.

                                  THE COMPANY

     Georgia-Carolina Bancshares, Inc. is a bank holding company that owns First Bank of Georgia, a state-chartered commercial bank that operates two offices in Thomson, Georgia under the name "McDuffie Bank & Trust." The Company has immediate plans to expand its presence in the Augusta, Georgia Metropolitan Statistical Area (the "Augusta Market"). Construction has begun on the Company's new branch office in Augusta which is expected to open in the fourth quarter of 1998. In early 1999, the Company expects to open another branch office in Martinez, a rapidly growing community adjacent to Augusta. Future business plans include further expansion in the Augusta Market by opening additional branch offices and through the acquisition of other banks or branches. As of June 30, 1998, the Company had total assets of $44.0 million, deposits of $36.2 million and shareholders' equity of $7.3 million.


     The Augusta Market consists of the City of Augusta in Richmond County, the adjacent Georgia counties of McDuffie and Columbia located west and northwest of Augusta, and the adjacent South Carolina counties of Aiken and Edgefield located east and northeast of Augusta just across the Savannah River. Columbia County is one of the fastest growing counties in Georgia, in terms of both population and commercial growth. The economy of the Augusta Market is diverse and consists of established and new residential neighborhoods, commercial and retail businesses, large corporate headquarters, light and heavy manufacturing, a growing service sector, a university-supported health care community and significant sports and recreation enterprises. Augusta is the second largest city in Georgia with a population of approximately 193,000. Augusta was recently listed in the Top 10 List of the Best Southern Cities for Business by Entrepreneur Magazine and as the best place outside of Atlanta to live in Georgia by MacMillan's Places Rated Almanac. As of June 30, 1997, the latest period for which government reports are available, there were 14 depository institutions (including the Bank) represented in the Augusta Market with aggregate deposits of approximately $3.6 billion.


     The Augusta Market has been significantly affected by consolidation in the banking industry in recent years, and particularly by the acquisition of Bankers First Corporation by SouthTrust Corporation in 1996 and by the acquisition of Allied Bankshares, Inc. by Regions Financial Corporation in 1997. Consolidation often results in the dissolution of local boards of directors and the dislocation of management and customer service personnel with extensive banking experience and strong ties to the local community. Accordingly, management believes that many customer relationships in the Augusta Market have been disrupted as the bigger financial institutions have increasingly focused their attention on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered by less personalized delivery systems, creating a demand for the delivery of higher quality, personalized banking services to individuals and small to medium-sized businesses. As a result of these factors, management believes that the Company has a unique opportunity to attract and retain experienced and talented management personnel and to become the primary provider of community banking services in the Augusta Market.

     The Company's management team includes individuals who have significant experience in the banking industry. Patrick G. Blanchard, President and Chief Executive Officer of the Company, has organized two state banks and has held numerous senior banking positions over his 32-year banking career. Prior to joining the Company in October 1997, Mr. Blanchard served as the President of Georgia Bank and Trust Company of Augusta for 10 years which, as of June 30, 1998, had approximately $234 million in total deposits. Heyward Horton, Jr., President and Chief Executive Officer of the Bank, has held various senior banking positions since beginning his banking career in 1966, including President and Chief Executive Officer of First Gwinnett Bank in Norcross, Georgia from 1987 to 1995, and President and Chief Executive Officer of Citizens Bank of Ashburn in Ashburn, Georgia from 1983 to 1985.


     The Company's business strategy is to become the community bank of choice in the Augusta Market. The principal elements of this strategy are to:

     - Expand the Company's presence in the Augusta Market by opening a branch office in Augusta in the fourth quarter of 1998 and in Martinez in early 1999;

     - Staff branch offices with local and responsive management teams emphasizing a high level of personalized customer service;

     - Leverage the extensive business relationships and diverse backgrounds of its Board of Directors and its branch office advisory boards to assist the Company in attracting customers;


     - Establish local identities by using the names "First Bank of Augusta" for the Augusta branch office and "First Bank of Columbia County" for the Martinez branch office;


     - Target individuals, professionals and small to medium-sized business customers that require the attention and service which a community-oriented bank is well suited to provide;

     - Provide a broad array of traditional banking products and services while utilizing technology and strategic outsourcing to compete effectively with other financial institutions; and

     - Pursue further expansion opportunities in the Augusta Market by opening additional branch offices and through the possible acquisition of other banks or branches.

     The Company's executive offices are located at 110 East Hill Street, Thomson, Georgia, and its telephone number is (706) 595-1600.

                                  THE OFFERING

Common Stock offered by the Company.............   740,000 shares

Common Stock to be outstanding after this
Offering........................................   1,375,380 shares(1)

Use of Proceeds.................................   To support internal growth
                                                   related to expanding the
                                                   Company's presence in the
                                                   Augusta Market, to finance
                                                   possible future acquisitions
                                                   and for other general
                                                   corporate purposes. See "Use
                                                   of Proceeds."


Proposed SmallCap Market symbol.................   "GCBI"

---------------

(1) Excludes 24,500 shares issuable upon the exercise of outstanding stock options, 15,750 shares issuable upon the exercise of a stock option to be granted upon the completion of this Offering and up to 111,000 shares issuable upon the exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider all of the information set forth in this Prospectus and should evaluate the statements set forth under the heading "Risk Factors" beginning on page 5.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table sets forth summary consolidated financial data concerning the Company and is qualified in its entirety by the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. The summary data presented below for and as of the end of each of the years in the three-year period ended December 31, 1997 are derived from the consolidated financial statements of the Company, all of which have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors. The financial statements as of and for the years ended December 31, 1997 and 1996 are included elsewhere in this Prospectus. The summary data presented below for the six months ended June 30, 1998 and 1997 are derived from the unaudited financial statements of the Company.


                                                   SIX MONTHS ENDED
                                                       JUNE 30,          YEAR ENDED DECEMBER 31,
                                                   -----------------   ---------------------------
                                                    1998      1997      1997      1996      1995
                                                   -------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income..............................  $   960   $   862   $ 1,750   $ 1,668   $ 1,783
Provision for loan losses........................       --        12        16        56       240
Noninterest income...............................      128       131       257       292       261
Noninterest expense..............................      962       730     1,619     1,447     1,577
Net income.......................................       98       171       234       325       154
PER COMMON SHARE DATA:
Net income, basic................................  $  0.15   $  0.27   $  0.37   $  0.51   $  0.24
Net income, diluted(1)...........................     0.15      0.26      0.35      0.50      0.24
Cash dividends...................................     0.10      0.20      0.20      0.10      0.10
Book value.......................................    11.56     11.27     11.45     11.22     10.92

                                                    AT JUNE 30,             AT DECEMBER 31,
                                                 ------------------   ---------------------------
                                                  1998       1997      1997      1996      1995
                                                 -------    -------   -------   -------   -------
BALANCE SHEET DATA:
Assets.........................................  $43,989    $37,691   $40,571   $38,026   $42,450
Loans(2).......................................   21,456     19,759    19,732    21,008    21,105
Allowance for loan losses......................      824        881       752       889     1,155
Deposits.......................................   36,217     30,269    32,937    30,655    35,320
Shareholders' equity...........................    7,346      7,161     7,278     7,132     6,937

---------------

(1) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 8 to the Company's consolidated financial statements.
(2) Loans exclusive of unearned income, before allowance for losses.

                                  RISK FACTORS

     Certain statements contained in this Prospectus, such as statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition are prospective in nature. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include those discussed below, as well as risks and uncertainties discussed elsewhere in this Prospectus and described from time to time in the Company's filings with the Securities and Exchange Commission (the "SEC").

EXPANSION AND MANAGEMENT OF GROWTH

     The Company intends to pursue an aggressive growth strategy in the Augusta Market, and future results of operations will be affected by its ability to, among other things, identify suitable sites for branch offices, build a customer base, attract qualified bank staff, negotiate leases and other agreements with acceptable terms in connection with the opening of additional branch offices and maintain adequate working capital. Failure to manage growth effectively or to attract and retain qualified personnel could have a material adverse effect on the Company's business, future prospects, financial condition or results of operations, and could adversely affect the Company's ability to implement its business strategy successfully. There can be no assurance that the Company will be able to expand its market presence in the Augusta Market or that any such expansion will not adversely affect the Company.

     The process of opening new branch offices may divert management time and resources. There can be no assurance that the Company will not incur disruption and unexpected expenses in integrating newly established branch offices. The Company's ability to manage growth as it pursues its expansion strategy will also be dependent upon, among other factors, its ability to (i) maintain appropriate policies, procedures and systems to ensure that the Company's loan portfolio maintains an acceptable level of credit risk and loss and (ii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities. The Company's inability to manage growth as it pursues its expansion strategy could have a material adverse effect on the Company's business, future prospects, financial condition or results of operations. See "Business -- Business Strategy."

NO OPERATING HISTORY FOR OFFICES IN AUGUSTA AND MARTINEZ, GEORGIA

     The Company has immediate plans to expand its presence in the Augusta Market by opening a branch office in Augusta and in Martinez, Georgia, a community adjacent to Augusta. The Company's profitability will, in large part, depend upon the successful operations of these new offices. The operations of these new offices will be subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. The likelihood of the success of each of the offices must be considered in light of the expenses, complications, and delays frequently encountered in connection with the development of a new bank and the competitive environment in which each office will operate.

     Typically, new offices incur substantial initial expenses and often are not profitable on an annual basis until several years after commencing business. There can be no assurance that any of the offices will ever operate profitably or that the impact of one or more of their respective operations will not have a material adverse impact on the results of operations and financial condition of the Company.

DEPENDENCE ON LOCAL ECONOMIC CONDITIONS

     Management anticipates that a majority of the Company's customers will be located and doing business in and around the Augusta Market. Any factors adversely affecting the economy of this area could, in turn, adversely affect the performance of the Company due to the impact unfavorable economic conditions could have on the ability of borrowers to repay their loans. Further, commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders and other factors beyond the control of the Company may adversely affect its profitability.

COMPOSITION OF LOAN PORTFOLIO


     As of June 30, 1998, real estate loans comprised approximately 70% of the Company's total loan portfolio, which includes residential mortgages and construction and commercial loans secured by real estate. Because the Company generates a substantial portion of its real estate loans in Thomson and in suburban Atlanta, real estate market conditions in these areas could strongly influence the level of the Company's non-performing loans and the results of operations and financial condition of the Company. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers and natural disasters. Although the Company's underwriting standards are intended to protect the Company against adverse general and local real estate trends, declines in real estate markets could adversely impact the demand for new real estate loans, the value of the collateral securing the Company's loans and the business, results of operations and financial condition of the Company.



     The Company first began making real estate loans in suburban Atlanta in June 1997. These loans are generated by a third party loan broker and consist primarily of construction loans to builders of new homes and, to a lesser degree, commercial office buildings. As of June 30, 1998, the Company's real estate loans outstanding in suburban Atlanta totaled $4.1 million and comprised approximately 27% of the Company's total loan portfolio. These loans typically have a six month maturity, subject to possible renewal. To date, the Company has not experienced any defaults on these loans and management does not believe that these loans entail any greater risk than real estate loans made in the Augusta Market. However, because the Company has only recently begun making these loans and has not had a long enough history with the borrowers to evaluate the potential for loss, there can be no assurance that these loans, and any future real estate loans the Company makes in and around Atlanta, will not experience defaults that could adversely affect the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Lending Activities."


CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. The Company will maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Additions to the allowance for loan losses would result in a decrease of the Company's net income.

INTEREST RATE SENSITIVITY


     The results of operations of the Company are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. The Company's profitability is dependent to a large extent on its net interest income, which is the difference between the Company's income on interest-earning assets, such as loans, and the Company's expense on interest-bearing liabilities, such as deposits. Consequently, the Company, like most bank holding companies, is particularly sensitive to interest rate fluctuations and, accordingly, a change in market interest rates could adversely affect the Company's earnings.

NO ESTABLISHED MARKET FOR THE COMMON STOCK


     Presently, there is no established public market for the Common Stock. Management anticipates that the Common Stock will be quoted on the SmallCap Market, an electronic securities market operated by a subsidiary of the National Association of Securities Dealers, Inc. (the "NASD"). The trading markets for securities quoted on the SmallCap Market typically lack the depth, liquidity and orderliness necessary to maintain an active market in the trading of such securities. Initial listing on the SmallCap Market requires a minimum of three market makers and continued listing requires a minimum of two market makers. IJL has advised the Company that it intends to act as a market maker for the Common Stock subsequent to this Offering, but is not contractually obligated to do so. The Company will seek to encourage other broker-dealers to make a market in the Common Stock upon completion of this Offering, but there can be no assurance that it will be successful in doing so. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company nor assured by listing the Common Stock on the SmallCap Market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in the Common Stock. There can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurance that purchasers of the Common Stock will be able to sell their shares at or above the public offering price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock.


POTENTIAL FLUCTUATION IN QUARTERLY RESULTS AND VOLATILITY OF STOCK PRICE

     Subsequent to this Offering, prices for the Common Stock will be determined by the market for the Common Stock and may be influenced by a number of factors, including depth and liquidity of the market, investor perceptions of the Company, changes in conditions or trends in the banking industry or in the industries of the Company's significant customers, publicly traded comparable companies and general economic, political and other conditions. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to quarterly variations in the Company's actual or anticipated operating results, changes in general market conditions and other factors. In particular, the Company's quarterly revenues are difficult to forecast and the Company's expense levels are based in part on its expansion plans in anticipation of loan growth and corresponding revenues generated from new branch offices. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, prior to the full implementation of the Company's business strategy, the Company believes that period to period comparisons of its results may not necessarily be meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Common Stock would likely be materially adversely affected. In recent years, significant price and volume fluctuations have occurred in the stock prices of companies that often have been unrelated or disproportionate to their operating performance. There can be no assurance that the market price of the Common Stock will not decline below the public offering price.

COMPETITION

     Competition among financial institutions in the Augusta Market is intense. The Company competes with other state and national banks, savings and loan associations, consumer financial companies, credit unions, money market mutual funds and other financial institutions which have far greater financial resources than those available to the Company. The Company's relatively small size may adversely impact its ability to compete effectively with larger institutions. If the Company is unable to compete for deposits effectively in its primary service areas, such inability would likely have an adverse effect on the Company's potential for growth and profitability.

DEPENDENCE ON KEY PERSONNEL

     The Company relies on a number of key executives, including Patrick G. Blanchard, its President and Chief Executive Officer, and Heyward Horton, Jr., the Bank's President and Chief Executive Officer. Messrs. Blanchard and Horton each have employment agreements with the Company. The Company maintains key man life insurance on Mr. Blanchard in the amount of $500,000, although it has no such policy with respect to Mr. Horton. The loss of the services of any key executive could have a material adverse effect on the Company. No assurance can be given that replacements for any of these officers could be hired and retained if these officers' services were no longer available. See "Management."

YEAR 2000


     A critical issue affecting companies that rely extensively on electronic data processing systems, such as the Company, is the Year 2000 issue. The Year 2000 issue has arisen due to the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail as a result of their inability to interpret properly date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, equipment controlled by microprocessor chips may not deal appropriately with the year "00." The Bank primarily uses a third-party vendor for processing its primary banking applications. During 1997, the Company formed an internal task force to address the Year 2000 issue, conduct a comprehensive review of the Company's systems and ensure that the Company takes any necessary remedial measures. The Company believes that its systems and those of the Bank and its data processing service provider are currently Year 2000 compliant and does not believe that material expenditures will be necessary to implement any further modifications. As of June 30, 1998, the Company had spent approximately $15,000 to upgrade its software and hardware systems to help ensure that its systems would be Year 2000 compliant. Further, the Company has issued a certification request to its data processing service provider seeking assurance that its systems will be Year 2000 compliant. The service provider has responded that it believes that its systems are Year 2000 compliant. However, there can be no assurance that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely, such as the Bank's data processing vendor, will be modified on a timely basis, or that the failure by another company to modify properly its systems will not negatively impact the Company's systems or operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


GOVERNMENT REGULATION AND LEGISLATION

     The Company operates in a highly regulated environment and is subject to supervision by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "Georgia Banking Department"). These regulations are generally intended to provide protections for depositors and borrowers rather than for the benefit of shareholders. The Company is subject to future legislation and government policy, including bank deregulation and interstate expansion, which could adversely affect the banking industry as a whole, including the operations of the Company. Moreover, the establishment of branch offices and the acquisition of other financial institutions are subject to the prior receipt of certain regulatory approvals. Failure to obtain regulatory approvals for branch sites could impair the Company's long-term plans for expansion and have a material adverse effect on the Company's business, future prospects, financial condition or results of operation. See "Supervision and Regulation."

LIMITATIONS ON DIVIDENDS

     Georgia law restricts the Company's payment of dividends if, after such payment, the Company would be unable to meet its obligations as they mature or the Company's liabilities would exceed its assets. The Company's ability to pay dividends is dependent upon the Bank's ability to provide funds to the Company through the payment of dividends. Pursuant to the Financial Institutions Code of Georgia (the "Georgia Code"), the Bank may pay dividends only when and if the Bank is not insolvent or when the payment of such dividends would not render the Bank insolvent or when the declaration or payment would not be contrary to any restrictions contained in the Bank's Articles of Incorporation. In addition, dividends may not be declared or paid by the Bank at any time when it does not have paid-in capital and appropriated retained earnings which, in combination, equal at least 20% of the Bank's capital stock. Moreover, dividends may not be paid by the Bank without the prior approval of the Georgia Banking Department, if the dividends are in excess of specified amounts. Therefore, future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "Dividend Policy."

ANTI-TAKEOVER PROVISIONS


     The Company's Articles of Incorporation (the "Articles") contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Company's Board of Directors. These provisions make it more difficult to effect a merger, sale of control or other similar transaction involving the Company even though a majority of the Company's shareholders may vote in favor of such a transaction. In addition, the Articles authorize the issuance of up to 1,000,000 shares of preferred stock, the relative rights and preferences of which may be designated by the Company's Board of Directors without shareholder approval. These provisions make it more difficult to effect a change in control of the Company through the acquisition of a large block of the Common Stock or otherwise. See "Description of Capital Stock."


SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, 1,375,380 shares of Common Stock will be outstanding (excluding options to purchase 40,250 shares of Common Stock and up to 111,000 shares issuable upon the exercise of the Underwriters' overallotment option). All of these shares will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate").


     The Company, its directors and executive officers, who, upon completion of this Offering, will beneficially own in the aggregate 298,082 shares of Common Stock, have each agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of IJL, except under limited circumstances. See "Underwriting."

     Promptly after completion of this Offering, the Company intends to file a Registration Statement on Form S-8 with the SEC to register 100,000 shares of Common Stock reserved for issuance or sale under the Company's 1997 Stock Option Plan.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from this Offering will be approximately $9.2 million ($10.6 million if the Underwriters' over-allotment option is exercised in full), before the deduction of offering expenses payable by the Company estimated at $300,000.

     Approximately $7.0 million of the net proceeds of this Offering will be contributed to the capital of the Bank and used to support internal growth related to expanding the Company's presence in the Augusta Market. The Company currently has no specific plan for the remaining estimated net proceeds. The Company is raising such monies for general corporate purposes, including working capital and possible acquisitions. The Company does not presently have any agreements, arrangements or understandings regarding any material acquisition.

     Pending such uses, the Company expects that the net proceeds of this Offering will be invested by the Company in a variety of short and intermediate-term interest-bearing assets, such as obligations of the United States government and its agencies, and other permitted investments.

                                DIVIDEND POLICY

     Prior to being reorganized into a holding company structure in 1997, the Bank paid a cash dividend of $.10 per share on its common stock in April 1996, January 1997 and April 1997. Subsequent to the Bank's reorganization into a holding company structure, the Company paid a cash dividend of $.10 per share in April 1998.

     Future dividends will be determined by the Board of Directors of the Company in light of circumstances existing from time to time, including the Company's growth, financial condition and results of operations, the continued existence of the restrictions described below on the Bank's ability to pay dividends and other factors that the Board of Directors of the Company considers relevant. In addition, the Board of Directors of the Company may determine, from time to time, that it is prudent to pay special nonrecurring cash dividends in addition to or in lieu of regular cash dividends. Such special dividends will depend upon the financial performance of the Company and will take into account its capital position. No special dividend is presently contemplated.

     Because the Company's principal operations are conducted through the Bank, the Company generates cash to pay dividends primarily through dividends paid to it by the Bank. Accordingly, any dividends paid by the Company will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. Pursuant to the Georgia Code, the Bank may pay dividends only when and if the Bank is not insolvent. In addition, dividends may not be declared or paid at any time when the Bank does not have combined paid-in capital and appropriated retained earnings equal to at least 20% of the Bank's capital stock. Moreover, dividends may not be paid by the Bank without the prior approval of the Georgia Banking Department, if the dividends are in excess of specified amounts fixed by the Georgia Banking Department.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data concerning the Company and is qualified in its entirety by the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. The selected data presented below for and as of the end of each of the years in the three-year period ended December 31, 1997, are derived from the consolidated financial statements of the Company, all of which have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors. The financial statements as of and for the years ended December 31, 1997 and 1996 are included elsewhere in this Prospectus. The selected financial data presented below for the six months ended June 30, 1998 and 1997 are derived from the unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and results of operations for the indicated periods.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,          YEAR ENDED DECEMBER 31,
                                                               -----------------   ---------------------------
                                                                1998      1997      1997      1996      1995
                                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Interest income.............................................   $ 1,639   $ 1,452   $ 2,963   $ 3,053   $ 3,194
Interest expense............................................       679       590     1,213     1,385     1,411
Net interest income.........................................       960       862     1,750     1,668     1,783
Provision for loan losses...................................        --        12        16        56       240
Net interest income after provision.........................       960       850     1,734     1,612     1,543
Noninterest income..........................................       128       131       257       292       261
Noninterest expense.........................................       962       730     1,619     1,447     1,577
Income before income taxes..................................       126       251       372       457       227
Income tax expense..........................................        28        80       138       132        73
Net income..................................................        98       171       234       325       154
PER COMMON SHARE DATA:
Net income, basic...........................................   $  0.15   $  0.27   $  0.37   $  0.51   $  0.24
Net income, diluted(1)......................................      0.15      0.26      0.35      0.50      0.24
Cash dividends..............................................      0.10      0.20      0.20      0.10      0.10
Book value (at period end)..................................     11.56     11.27     11.45     11.22     10.92
Tangible book value (at period end).........................     11.56     11.27     11.45     11.22     10.92
BALANCE SHEET DATA (AT PERIOD END):
Assets......................................................   $43,989   $37,691   $40,571   $38,026   $42,450
Loans(2)....................................................    21,456    19,759    19,732    21,008    21,105
Allowance for loan losses...................................       824       881       752       889     1,155
Deposits....................................................    36,217    30,269    32,937    30,655    35,320
Shareholders' equity........................................     7,346     7,161     7,278     7,132     6,937
PERFORMANCE RATIOS:
Return on average assets(3).................................      0.46%     0.91%     0.58%     0.83%     0.37%
Return on average equity(3).................................      2.67      4.78      3.22      4.68      2.24
Net interest margin (taxable equivalent)....................      4.94      4.94      5.02      4.65      4.80
Dividend payout.............................................     65.31     74.27     54.27     19.69     40.91
Efficiency(4)...............................................     88.42     73.52     80.67     73.82     77.15
ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans...............      3.84%     4.46%     3.81%     4.23%     5.47%
Net charge-offs to average loans............................     (0.35)     0.10      0.75      1.52      2.06
Non-performing assets to period end loans and foreclosed
  property(5)...............................................      0.13      0.11      0.22      0.71      1.07
CAPITAL AND LIQUIDITY RATIOS (AT PERIOD END):
Average equity to average assets............................     17.29%    18.88%    18.54%    17.87%    17.22%
Leverage....................................................     16.70     17.20     18.90     17.10     17.10
Tier 1 risk-based...........................................     27.50     30.60     30.00     30.80     28.20
Total risk-based............................................     28.80     31.40     31.30     32.10     29.50
Average loans to average deposits...........................     59.56     66.92     65.40     68.80     70.84
Average loans to average deposits and borrowings............     59.56     66.92     65.33     68.78     70.84

---------------

(1) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 8 to the Company's consolidated financial statements.
(2) Loans exclusive of unearned income, before allowance for losses.
(3) Annualized for six month periods.
(4) Computed by dividing noninterest expense by the sum of taxable equivalent net interest income and noninterest income.
(5) Non-performing loans and non-performing assets include loans past due 90 days or more that are still accruing interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's consolidated financial statements and notes thereto.

SUMMARY

     The Company was incorporated under the laws of the State of Georgia in January 1997 for the purpose of acquiring and holding all of the Bank's outstanding capital stock. The Company's principal business activities have been conducted solely through the Bank since June 1997, when the Bank became a subsidiary of the Company. The Company's principal business has historically consisted of attracting deposits from the general public and making consumer and commercial loans secured by various types of collateral. The primary goals of management are to increase the Company's profitability, monitor its capital position, and enhance its banking franchise. The Company's results of operations are dependent upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities consisting primarily of deposits. Operations are affected to a much lesser degree by the Company's noninterest income, such as transaction and other service fee income, and other sources of income. Net income also is affected by, among other things, the Company's provision for loan losses and operating expenses. The Company's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses, and federal deposit insurance premiums. The Company's results of operations also are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation, policies concerning monetary and fiscal affairs and the attendant actions of regulatory authorities.


     The Company currently operates two branch offices in Thomson, Georgia under the name "McDuffie Bank & Trust." The Company has immediate plans to expand its presence in the Augusta Market by opening branch offices in Augusta and in Martinez, Georgia, a community adjacent to Augusta. Construction has begun on the Augusta office, which is expected to open during the fourth quarter of 1998. The Company expects to open its Martinez office in early 1999. The Company expects to incur substantial start-up expenses in connection with opening branch offices, including costs for construction, personnel, furnishings, equipment and advertising. Management anticipates that each branch office is likely to incur operating losses during its first year of operations, and possibly for a longer period. As a result of the recent consolidation in the banking industry in the Augusta Market and the opportunities that management believes this consolidation offers the Company, management believes the investment in new branch offices should, over time, result in profitable contributions by these offices to the Company's consolidated results of operations. See "Use of Proceeds."


RESULTS OF OPERATIONS

     Comparison of Six Months Ended June 30, 1998 and 1997. Net interest income increased to $960,000 for the six months ended June 30, 1998 from $862,000 for the six months ended June 30, 1997, an increase of $98,000, or 11.4%. This increase in net interest income is attributed to the growth in average earning assets and an increase in the average yield on earning assets. "See -- Net Interest Income."

     Noninterest income for the six months ended June 30, 1998 was $128,000, a decrease of $3,000, or 2.3%, from $131,000 for the six months ended June 30, 1997. Deposit service charges and other income remained relatively constant from the 1997 period to 1998 as a result of a consistent deposit base.

     Noninterest expense was $962,000 for the six months ended June 30, 1998, an increase of $232,000, or 31.8%, from $730,000 for the six months ended June 30, 1997. Personnel costs were $514,000 for the six months ended June 30, 1998, an increase of $125,000, or 32.1%, from $389,000 for the six months ended June 30, 1997. Of the increase in personnel costs, $45,000 resulted from the addition of a senior lending officer during 1997 and $70,000 resulted from the addition of an executive officer in October 1997 to support the Company's planned expansion in the Augusta Market. Occupancy expenses were $94,000 for the six months ended June 30, 1998, an increase of $15,000, or 18.9%, from $79,000 for the six months ended June 30, 1997.

The increase resulted from equipment costs associated with Year 2000 compliance and the Company's planned expansion in the Augusta Market. Other noninterest expenses were $354,000 for the six months ended June 30, 1998, an increase of $92,000, or 35.2%, from $262,000 for the six months ended June 30, 1997. This increase included an increase in data processing costs of approximately $12,000 related to the implementation of an image processing system, an increase in directors' fees of approximately $11,000 related to the expansion of the Board of Directors, an increase of approximately $6,000 for costs of maintaining other real estate owned and approximately $40,000 related to the Company's planned expansion in the Augusta Market. In addition, the Company provided for a non-recurring $18,000 valuation adjustment of other real estate owned during the six months ended June 30, 1998.

     The provision for income taxes for the six months ended June 30, 1998 was $28,000 compared to $80,000 for the six months ended June 30, 1997. The decrease resulted from a decrease in income before income taxes and deferred tax benefits arising from the Company's improved loan loss experience.

     The Company's net income for the six months ended June 30, 1997 was $98,000, a decline of $73,000, or 42.7%, from net income of $171,000 for the six months ended June 30, 1997. Basic earnings per share was $.15 for the six months ended June 30, 1998 and $.27 for the six months ended June 30, 1997. The decrease in net income is attributed to an increase in noninterest expense that was partially offset by an increase in net interest income.

     Comparison of Years Ended December 31, 1997 and 1996. Net interest income increased to $1.8 million for the year ended December 31, 1997 from $1.7 million for the year ended December 31, 1996, an increase of 4.9%. This increase in net interest income resulted primarily from a stable yield on earning assets from 1996 to 1997 and a decrease in the average cost of interest-bearing funds during this period. See "-- Net Interest Income."

     Noninterest income for the year ended December 31, 1997 was $257,000, a decline of $35,000, or 11.9%, from the balance of $292,000 for the year ended December 31, 1996. The decrease is primarily attributed to a decline of $28,000 in deposit non-sufficient-funds service charges arising from the introduction of an overdraft protection loan product by the Company. This decrease in fees was partially offset by an increase in interest income as a result of activating the overdraft lines of credit.

     Noninterest expense was $1.6 million for the year ended December 31, 1997, an increase of $172,000, or 11.8%, from $1.4 million for the year ended December 31, 1996. Personnel costs for the year ended December 31, 1997 were $831,000, an increase of $117,000, or 16.5%, from $714,000 for the year ended December 31, 1996. Approximately $73,000 of this personnel cost increase resulted from the addition of a new senior lending officer in April of 1997 and approximately $35,000 resulted from the addition of an executive officer in October 1997 to support the Company's planned expansion in the Augusta Market. Also contributing to the personnel expense increase were salary increases for existing staff and increased costs associated with benefits programs. Occupancy expenses for the year ended December 31, 1997 were $167,000, representing a decline of $64,000 from $231,000 for the year ended December 31, 1996. The decline resulted primarily from decreased depreciation estimates and maintenance costs. Other noninterest expenses increased $119,000, or 23.7%, from $502,000 for the year ended December 31, 1996 to $621,000 for the year ended December 31, 1997. This included an increase in legal costs of approximately $39,000 related to a special shareholders' meeting and the drafting and negotiation of various agreements in connection with the Company's planned expansion in the Augusta Market. Also included was an increase in advertising costs of approximately $11,000, an increase in professional fees of approximately $12,000 primarily related to the preparation of public company reporting documents and approximately $50,000 of legal and professional fees associated with the Company's formation. The Company has elected to fully expense the $50,000 of legal and professional fees in the year incurred.

     The provision for income taxes for the year ended December 31, 1997 was $138,000 compared to $132,000 for the year ended December 31, 1996. While income before income tax declined from $457,000 for the year ended December 31, 1996 to $372,000 for the year ended December 31, 1997, the income tax provision increased due to deferred tax expenses related to the utilization of net operating loss carryforwards during 1997. At December 31, 1997, the Company did not have any further net operating loss carryforwards available to offset future taxable income.

     Net income for the year ended December 31, 1997 was $234,000, a decline of $91,000, or 28.0%, from net income of $325,000 for the year ended December 31, 1996. Basic earnings per share was $.37 for the year ended December 31, 1997 compared to $.51 for the year ended December 31, 1996. The decrease in net income is primarily attributed to an increase in noninterest expense that was partially offset by an increase in net interest income.

NET INTEREST INCOME

     The following table sets forth, for the periods indicated, certain information related to the Company's average balance sheet, its yield on average earning assets and its average rates on interest-bearing liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

             AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
                         FULLY TAXABLE EQUIVALENT BASIS

                                             SIX MONTHS ENDED JUNE 30,(1)
                              -----------------------------------------------------------
                                          1998                           1997
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
INTEREST EARNING ASSETS:
Loans, net..................  $20,590    $1,113     10.81%   $20,382    $1,019     10.00%
Taxable investment
 securities.................  13,766        403      5.86    11,570        343      5.93
Tax-exempt investment
 securities.................   1,012         31      6.13     1,282         46      7.28
Federal funds sold..........   3,380         88      5.21     1,400         39      5.57
Interest-bearing deposits in
 bank.......................     150          4      5.33       220          5      4.55
                              -------    ------              -------    ------
       Total earning
        assets..............  38,898      1,639      8.43    34,854      1,452      8.33
NON-EARNING ASSETS:
Cash and due from banks.....   1,320                          1,212
Premises and equipment......   1,742                          1,449
Other assets................   1,108                          1,229
Less: Allowance for loan
 losses.....................    (788)                          (885)
                              -------                        -------
       Total assets.........  $42,280                        $37,859
                              =======                        =======
INTEREST BEARING
 LIABILITIES:
Savings and time deposits...  $30,518    $  679      4.45%   $27,081    $  588      4.34%
Federal funds purchased.....      --         --        --        --          2        --
                              -------    ------              -------    ------
       Total interest
        bearing
        liabilities.........  30,518        679      4.45    27,081        590      4.34
OTHER LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Demand deposits.............   4,059                          3,381
Other liabilities...........     391                            250
Shareholders' equity........   7,312                          7,147
                              -------                        -------
       Total liabilities and
        shareholders'
        equity..............  $42,280                        $37,859
                              =======                        =======
Net interest income and net
 yield on earning assets....             $  960      4.94%              $  862      4.94%
                                         ======     =====               ======     =====
Interest rate spread........                         3.98%                          3.99%
                                                    =====                          =====

                                                YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------
                                          1997                           1996
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
INTEREST EARNING ASSETS:
Loans, net..................  $19,729    $2,034     10.31%   $21,841    $2,178     9.97%
Taxable investment
 securities.................  10,900        670      6.15     10,845       677     6.24
Tax-exempt investment
 securities.................   1,147         88      7.67      1,243        95     7.64
Federal funds sold..........   2,824        160      5.67      1,611        87     5.40
Interest-bearing deposits in
 bank.......................     243         11      4.53        363        16     4.41
                              -------    ------              -------    ------
       Total earning
        assets..............  34,843      2,963      8.50     35,903     3,053     8.50
NON-EARNING ASSETS:
Cash and due from banks.....     984                           1,696
Premises and equipment......   1,459                           1,501
Other assets................   1,207                           1,023
Less: Allowance for loan
 losses.....................    (907)                         (1,165)
                              -------                        -------
       Total assets.........  $37,586                        $38,958
                              =======                        =======
INTEREST BEARING
 LIABILITIES:
Savings and time deposits...  $26,806    $1,211      4.51%   $28,905    $1,384     4.79%
Federal funds purchased.....      32          2        --          9         1       --
                              -------    ------              -------    ------
       Total interest
        bearing
        liabilities.........  26,838      1,213      4.51     28,914     1,385     4.79
OTHER LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Demand deposits.............   3,361                           2,840
Other liabilities...........     420                             243
Shareholders' equity........   6,967                           6,961
                              -------                        -------
       Total liabilities and
        shareholders'
        equity..............  $37,586                        $38,958
                              =======                        =======
Net interest income and net
 yield on earning assets....             $1,750      5.02%              $1,668     4.65%
                                         ======     =====               ======     ====
Interest rate spread........                         3.99%                         3.71%
                                                    =====                          ====

---------------

(1) Average yields for six month periods have been annualized.

     The net yield on earning assets remained constant at 4.94% on average earning assets of $38.9 million for the six months ended June 30, 1998 compared to average earning assets of $34.9 million for the six months ended June 30, 1997. The Company has maintained a stable interest rate spread and an increase in the average yield on earning assets to offset increases in the cost of funds. The average yield on earning assets increased 10 basis points to 8.43% from 8.33% primarily due to an increase in the yield on loans. The increase in the cost of interest-bearing liabilities is attributable to an increase in rates on time deposits and savings accounts. The interest rate spread decreased one basis point to 3.98% for the six months ended June 30, 1998 from 3.99% for the six months ended June 30, 1997.

     The net yield on earning assets increased 37 basis points to 5.02% on average earning assets of $34.8 million for the year ended December 31, 1997 from 4.65% on average earning assets of $35.9 million for the year ended December 31, 1996. The average yield on earning assets was 8.50% for the years ended December 31, 1997 and 1996. The average yield on the loan portfolio increased 34 basis points to 10.31% for the year ended December 31, 1997 from 9.97% for the year ended December 31, 1996. During 1997 the loan portfolio composition included $2.2 million more in real estate loans over 1996, including construction loans, which generally provide a greater yield than most other types of loans, contributing to the increased average yield on loans. The decrease in the cost of interest-bearing liabilities resulted from changes in rates and volumes of the liability accounts. The interest rate spread for the year ended December 31, 1997 was 3.99%, an increase of 28 basis points from 3.71% for the year ended December 31, 1996. This increase resulted from a combination of the stable yield on earning assets and the declining volume and rate of interest-bearing liabilities.

     Apart from the changes in the average yields on loans for the six month and annual periods, changes in the average yields on the other earning assets had a minimal impact on interest income. The prime rate remained constant at 8.25% throughout 1996. In 1997, the rate increased 25 basis points to 8.50% in March and remained at that level throughout 1997, and through June 30, 1998. Approximately 21.4% of the Company's loan portfolio floats with variable rate indices such as the prime rate. When interest rates rise, interest income on this segment of the portfolio increases. Conversely, interest income from this segment of the portfolio declines if interest rates fall and these loans reprice at lower rates.

     The table below presents the increase (decrease) in interest income and interest expense attributable to volume and rate changes between the years ended December 31, 1997 and 1996, and for the years ended December 31, 1996 and 1995. In addition, the table presents changes for the six month periods ended June 30, 1998 and 1997, and June 30, 1997 and 1996.

                       VOLUME AND RATE VARIANCE ANALYSIS

                                                       SIX MONTHS ENDED JUNE 30,
                                    ---------------------------------------------------------------
                                                 1998                             1997
                                    ------------------------------   ------------------------------
                                     VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                                    VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE
                                    --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
INTEREST INCOME:
Loans, net........................    $(5)      $  99      $  94      $(116)      $ 59      $ (57)
Taxable investment securities.....     79         (19)        60         30         (9)        21
Tax-exempt investment
 securities.......................     (6)         (9)       (15)         4         (5)        (1)
Other earning assets..............     --          (1)        (1)        --         (3)        (3)
Federal funds sold and securities
 purchased under agreement to
 resell...........................      6          43         49        (24)         6        (18)
                                      ---       -----      -----      -----       ----      -----
 Total interest income............     74         113        187       (106)        48        (58)
                                      ---       -----      -----      -----       ----      -----
INTEREST EXPENSE:
Savings and time deposits.........     81          10         91        (45)       (63)      (108)
Federal funds purchased, borrowed
 funds and securities sold under
 agreements to repurchase.........     (2)         --         (2)         2         --          2
                                      ---       -----      -----      -----       ----      -----
 Total interest expense...........     79          10         89        (43)       (63)      (106)
                                      ---       -----      -----      -----       ----      -----
Increase (decrease) in net
 interest income..................    $(5)      $ 103      $  98      $ (63)      $111      $  48
                                      ===       =====      =====      =====       ====      =====

                                                        YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------
                                                 1997                             1996
                                    ------------------------------   ------------------------------
                                     VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                                    VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE
                                    --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
INTEREST INCOME:
Loans, net........................   $(195)     $  51      $(144)     $(143)     $ (30)     $(173)
Taxable investment securities.....       7        (14)        (7)        (7)        54         47
Tax-exempt investment
 securities.......................       8        (15)        (7)        57         (4)        53
Other earning assets..............      (1)        (4)        (5)        (1)        (9)       (10)
Federal funds sold and securities
 purchased under agreement to
 resell...........................     (18)        91         73        (40)       (18)       (58)
                                     -----      -----      -----      -----      -----      -----
 Total interest income............    (199)       109        (90)      (134)        (7)      (141)
                                     -----      -----      -----      -----      -----      -----
INTEREST EXPENSE:
Savings and time deposits.........    (130)       (43)      (173)       (19)        (5)       (24)
Federal funds purchased, borrowed
 funds and securities sold under
 agreements to repurchase.........       3         (2)         1         (3)        (1)        (4)
                                     -----      -----      -----      -----      -----      -----
 Total interest expense...........    (127)       (45)      (172)       (22)        (6)       (28)
                                     -----      -----      -----      -----      -----      -----
Increase (decrease) in net
 interest income..................   $ (72)     $ 154      $  82      $(112)     $  (1)     $(113)
                                     =====      =====      =====      =====      =====      =====

FINANCIAL CONDITION

     General. At June 30, 1998, the Company's consolidated assets were $43.9 million, an increase of $6.2 million, or 16.4%, from $37.7 million at June 30, 1997. Management believes the asset increase was directly related to new customers gained from a competing local community bank that was acquired by a regional bank holding company in 1997. For the six months ended June 30, 1998, loans represented 52.9%, investment securities comprised 37.9%, Federal funds sold comprised 8.2% and interest-bearing deposits in banks comprised 1.0% of average earning assets. The Company's total loans outstanding were $21.5 million at June 30, 1998, an increase of $1.8 million, or 9.1%, from the June 30, 1997 balance of $19.7 million.

     At December 31, 1997, the Company's consolidated assets were $40.6 million, an increase of $2.6 million, or 6.8%, from $38.0 million at December 31, 1996. The additional funds were invested by the Company in investment securities and Federal funds. For the year ended December 31, 1997, loans represented 56.6%, investment securities comprised 34.6%, Federal funds sold comprised 8.0% and interest-bearing deposits in banks comprised 1.0% of average earning assets.

     The table below provides an analysis of the loan portfolio by major type as of June 30, 1998 and 1997 and December 31, 1997 and 1996.

                           LOAN PORTFOLIO COMPOSITION

                                          JUNE 30,                          DECEMBER 31,
                              ---------------------------------   ---------------------------------
                                   1998              1997              1997              1996
                              ---------------   ---------------   ---------------   ---------------
                                               (IN THOUSANDS, EXCEPT PERCENTAGES)
REAL ESTATE:
Commercial..................  $ 4,596    21.4%  $ 4,166    21.2%  $ 4,549    23.1%  $ 3,974    18.9%
Residential.................    5,152    24.0     5,723    29.0     4,588    23.3     6,943    33.0
Construction and
  development...............    5,346    24.9     2,838    14.3     4,893    24.8     2,547    12.1
                              -------   -----   -------   -----   -------   -----   -------   -----
     Total real estate......   15,094    70.3    12,727    64.5    14,030    71.2    13,464    64.0
                              -------   -----   -------   -----   -------   -----   -------   -----
COMMERCIAL, FINANCIAL AND
  AGRICULTURAL..............    3,600    16.8     4,274    21.4     3,059    15.5     4,794    22.8
                              -------   -----   -------   -----   -------   -----   -------   -----
CONSUMER:
Direct......................    2,617    12.2     2,614    13.3     2,495    12.6     2,585    12.3
Revolving...................      145     0.7       144     0.8       148     0.7       165     0.9
                              -------   -----   -------   -----   -------   -----   -------   -----
     Total consumer.........    2,762    12.9     2,758    14.1     2,643    13.3     2,750    13.2
                              -------   -----   -------   -----   -------   -----   -------   -----
          Total.............  $21,456   100.0%  $19,759   100.0%  $19,732   100.0%  $21,008   100.0%
                              =======   =====   =======   =====   =======   =====   =======   =====

     For additional information regarding the composition of the loan portfolio and descriptions of loan types, see "Business -- Lending Activities."

     Real estate loans include loans secured by real estate for a variety of purposes including commercial properties, income producing properties, owner-occupied residential and construction and development. Loans secured by real estate equaled $15.1 million, or 70.3%, of the loan portfolio at June 30, 1998 compared to $12.7 million, or 64.5%, of the portfolio at June 30, 1997. At December 31, 1997, loans secured by real estate were $14.0 million, or 71.2%, of the portfolio compared to $13.5 million, or 64.0%, at December 31, 1996. The Company has experienced significant loan growth in the area of construction and development lending. This growth has, in part, resulted from the Company's lending activities in the suburban Atlanta, Georgia area. See
"Business -- Lending Activities."

     Commercial, financial and agricultural loans include loans to individual, partnership or corporate borrowers which are obtained for a variety of business purposes. Commercial, financial and agricultural loans equaled $3.6 million, or 16.8%, of the portfolio at June 30, 1998 compared to $4.3 million, or 21.4%, of the portfolio at June 30, 1997. At December 31, 1997, these loans were $3.1 million, or 15.5%, of the portfolio compared to $4.8 million, or 22.8%, of the portfolio at December 31, 1996.

     Consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans, including automobile loans and pre-approved lines of credit. At June 30, 1998 and June 30, 1997, consumer loans were $2.8 million representing 12.9% and 14.1% of the portfolio, respectively. At December 31, 1997, consumer loans were $2.6 million, or 13.3%, of the portfolio compared to $2.8 million, or 13.2%, at December 31, 1996.

     The repayment of loans in the portfolio as they mature is a source of liquidity for the Company. The following table sets forth the maturity of the Company's portfolio within specific intervals as of June 30, 1998:

                                                            JUNE 30, 1998
                            ------------------------------------------------------------------------------
                                                                              RATE STRUCTURE FOR LOANS
                                             MATURITY                          MATURING OVER ONE YEAR
                            -------------------------------------------   --------------------------------
                                          OVER
                              ONE         ONE                                                   FLOATING
                              YEAR      YEAR TO       OVER                 PREDETERMINED           OR
                               OR         FIVE        FIVE                   INTEREST          ADJUSTABLE
                              LESS       YEARS        YEARS      TOTAL         RATE               RATE
                            --------   ----------   ---------   -------   ---------------      -----------
Commercial, financial and
  agricultural............  $ 2,345      $1,255        $--      $ 3,600       $1,256             $    --
Real
 estate -- construction...    3,826       1,510         10        5,346        1,520                  --
Real estate -- mortgage...    4,810       4,925         13        9,748        4,938                  --
Consumer..................    1,623       1,139         --        2,762        1,139                  --
                            -------      ------        ---      -------       ------             -------
                            $12,604      $8,829        $23      $21,456       $8,853             $    --
                            =======      ======        ===      =======       ======             =======

     Asset Quality. Management considers the Company's asset quality to be of primary importance. The allowance for loan losses, which is utilized to absorb actual charge-offs in the loan portfolio, is maintained at a level sufficient to provide for estimated potential charge-offs of non-collectible loans. The loan portfolio is analyzed periodically in an effort to identify potential problems before they actually occur. The Company's allowance for loan losses is also analyzed monthly by management. This analysis includes a methodology that segments the loan portfolio by selected loan types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors. In addition, the Company engages a third party consultant to review its loan portfolio semi-annually. The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. The following table sets forth the allowance for loan losses at June 30, 1998 and 1997 and December 31, 1997 and 1996. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for charge-offs in any loan category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                 JUNE 30,                          DECEMBER 31,
                                     ---------------------------------   ---------------------------------
                                          1998              1997              1997              1996
                                     ---------------   ---------------   ---------------   ---------------
                                              % OF              % OF              % OF              % OF
                                            LOANS IN          LOANS IN          LOANS IN          LOANS IN
                                      $     CATEGORY    $     CATEGORY    $     CATEGORY    $     CATEGORY
                                     ----   --------   ----   --------   ----   --------   ----   --------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
Balance at end of period applicable
  to:
Commercial.........................  $ 80     38.2%    $ 80     42.6%    $  6     38.6%    $ 66     41.7%
Real estate -- construction........    --     24.9       --     14.3       --     24.8       66     12.1
Real estate -- mortgage............   265     24.0      334     29.0      323     23.3      365     33.0
Consumer...........................    36     12.9       55     14.1      105     13.3       57     13.2
General............................   443       --      412       --      318       --      325       --
                                     ----    -----     ----    -----     ----    -----     ----    -----
          Total allocation.........  $824    100.0%    $881    100.0%    $752    100.0%    $889    100.0%
                                     ====    =====     ====    =====     ====    =====     ====    =====

     The Company did not provide a provision for loan losses for the six months ended June 30, 1998. For the six months ended June 30, 1997, the Company provided a loss provision of $12,000. For the year ended December 31, 1997, the Company provided a provision of $16,000, representing a 71.4% decrease from the provision of $56,000 for the year ended December 31, 1996. The Company is continuing to decrease the amount of the provision in recognition of improvements made in the Company's level of non-performing assets and loan charge-offs. The Company experienced a net recovery of $72,000 for the six months ended June 30, 1998, compared with a net charge-off of $20,000 for the six months ended June 30, 1997. Net charge-offs were $153,000 for the year ended December 31, 1997, or 0.8%, of average loans outstanding, compared with $322,000, or 1.5%, of average loans outstanding, for the year ended December 31, 1996. The following table contains an analysis of the allowance for loan losses including the amount of charge-offs and recoveries by loan type, for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996.

                             SUMMARY OF ALLOWANCES


                                                               SIX MONTHS
                                                                 ENDED         YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
                                                              ------------    -------------
                                                              1998    1997    1997    1996
                                                              ----    ----    ----   ------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
Balance, beginning of period................................  $752    $889    $889   $1,155
CHARGE-OFFS:
Commercial, financial and agricultural (primarily single
  payment)..................................................    --      22      91      143
Consumer (primarily installment)............................    18      35     141      381
Credit cards................................................    --       1      10       29
                                                              ----    ----    ----   ------
                                                                18      58     242      553
RECOVERIES:
Commercial..................................................    14       4       8       11
Consumer (primarily installment)............................    75      33      80      212
Credit cards................................................     1       1       1        8
                                                              ----    ----    ----   ------
                                                                90      38      89      231
Net charge-offs (recovery)..................................   (72)     20     153      322
                                                              ----    ----    ----   ------
Provision charged to operations.............................    --      12      16       56
                                                              ----    ----    ----   ------
Balance, end of period......................................  $824    $881    $752   $  889
                                                              ====    ====    ====   ======
Ratio of net charge-offs to average loans...................  (0.3)%   0.1%    0.8%     1.5%
                                                              ====    ====    ====   ======
Ratio of allowance to period-end loans......................   3.8%    4.5%    3.8%     4.2%
                                                              ====    ====    ====   ======


     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and when such loans are 90 days or more past due. Although non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses.

     The following table summarizes non-performing assets by type at June 30, 1998 and 1997 and December 1977 and 1996. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                       SCHEDULE OF NON-PERFORMING ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                              -----------   -------------
                                                              1998   1997   1997    1996
                                                              ----   ----   -----   -----
                                                                    (IN THOUSANDS)
Non-accrual.................................................  $ 28   $ 22   $ 43    $143
Past due 90 days or more and still accruing interest........    --     --     --       7
Other real estate...........................................   253    451    306     516

     Investment Portfolio. Total investment securities were $15.8 million at June 30, 1998, an increase of $3.9 million, or 32.8%, from $11.9 million at June 30, 1997. At December 31, 1997, total investment securities were $13.8 million, an increase of $1.2 million, or 9.3%, from $12.6 million at December 31, 1996. As a percentage of total assets, investment securities were 35.9% and 31.5% at June 30, 1998 and 1997, respectively, and were 34.0% and 33.1% at December 31, 1997 and 1996, respectively.

     The Company invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, the Company enters into Federal funds transactions with principal correspondent banks.

     The Company's entire securities portfolio has been categorized as Available-For-Sale. While the Company has no plans to liquidate a significant amount of any securities, the Company's securities may be used for liquidity purposes when management deems it to be in the best interests of the Company. Due to declines in interest rates, and in order to maintain liquidity, the majority of the securities purchased has been relatively short-term in maturity. United States government agency securities continue to represent a majority of the portfolio.

     The following tables present the amortized cost, market value and weighted average yield for investment securities at June 30, 1998 and 1997, and December 31, 1997 and 1996, and presents the scheduled maturities and yields of the securities at June 30, 1998.

                             INVESTMENT SECURITIES

                                                  JUNE 30,                                              DECEMBER 31,
                       ---------------------------------------------------------------   ------------------------------------------
                                    1998                             1997                             1997                  1996
                       ------------------------------   ------------------------------   ------------------------------   ---------
                                             WEIGHTED                         WEIGHTED                         WEIGHTED
                       AMORTIZED   MARKET    AVERAGE    AMORTIZED   MARKET    AVERAGE    AMORTIZED   MARKET    AVERAGE    AMORTIZED
                         COST       VALUE     YIELD       COST       VALUE     YIELD       COST       VALUE     YIELD       COST
                       ---------   -------   --------   ---------   -------   --------   ---------   -------   --------   ---------
U.S. Treasury........   $   248    $   250     6.6%      $   245    $   247     6.7%      $   247    $   249     6.7%      $   244
U.S. government
  agency.............    14,257     14,308     6.4         9,651      9,573     6.6        11,724     11,705     6.5        10,260
State and municipal
  obligations(1).....     1,200      1,220     7.2         2,033      2,049     7.3         1,784      1,824     7.4         2,137
                        -------    -------               -------    -------               -------    -------               -------
Total investment
  securities(1)......   $15,705    $15,778               $11,929    $11,869               $13,755    $13,778               $12,641
                        =======    =======               =======    =======               =======    =======               =======

                          DECEMBER 31,
                       ------------------
                              1996
                       ------------------
                                 WEIGHTED
                       MARKET    AVERAGE
                        VALUE     YIELD
                       -------   --------
U.S. Treasury........  $   253     6.8%
U.S. government
  agency.............   10,204     6.5
State and municipal
  obligations(1).....    2,146     6.9
                       -------
Total investment
  securities(1)......  $12,603
                       =======


                                                                               JUNE 30, 1998
                                          ---------------------------------------------------------------------------------------
                                                             AFTER ONE        AFTER FIVE
                                              WITHIN          YEAR TO          YEARS TO           AFTER
                                             ONE YEAR        FIVE YEARS       TEN YEARS         TEN YEARS                WEIGHTED
                                          --------------   --------------   --------------   ---------------             AVERAGE
                                          AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD    TOTAL     YIELD
                                          ------   -----   ------   -----   ------   -----   -------   -----   -------   --------
U.S. Treasury...........................   $250     6.6%   $  --      --%   $  --      --%   $    --     --%   $   250     6.6%
U.S. government agency..................     --      --    4,933     6.2    9,360     6.4         15   10.0     14,308     6.4
State and municipal obligations(1)......    395     6.9      218     7.1      607     7.5         --     --      1,220     7.2
                                           ----            ------           ------           -------           -------
        Total investment
          securities(1).................   $645            $5,151           $9,967           $    15           $15,778
                                           ====            ======           ======           =======           =======


---------------

(1) Yields stated on a tax equivalent basis.

     Deposits. The Company's deposits were $36.2 million at June 30, 1998, an increase of $5.9 million, or 19.5%, from the June 30, 1997 balance of $30.3 million. The Company's deposits were $32.9 million at December 31, 1997, an increase of $2.2 million, or 7.2%, from $30.7 million at December 31, 1996.

     Average interest-bearing liabilities were $30.5 million for the six months ended June 30, 1998 compared to $27.1 million for the six months ended June 30, 1997. Average noninterest-bearing deposits were $4.1 million and $3.4 million for the six months ended June 30, 1998 and 1997, respectively. Average interest bearing liabilities were $26.8 million for the year ended December 31, 1997 compared to $28.9 million for the year ended December 31, 1996. Average noninterest-bearing deposits were $3.4 million and $2.8 million for the years ended December 31, 1997 and 1996, respectively.

     As interest rates declined over the past several years, the Company's customers shortened the terms of their deposits allowing the depositors to react more quickly to rising interest rates. The marketplace for deposits is extremely competitive from both traditional financial institutions, such as banks, as well as other more non-traditional and less regulated financial intermediaries such as brokerage houses and mutual funds. The Company seeks to attract and retain retail customers through competitive products and quality service. In the commercial area, management is focused on building long-lasting relationships that will foster deposit growth. In addition, the Company offers a broad range of products to attract and maintain customers.

     The Company's growth in retail deposits has been primarily through increases in certificate of deposit accounts. At June 30, 1998, certificates of deposit totaled $19.3 million, an increase of $1.1 million, or 6.0%, from the June 30, 1997 balance of $18.2 million. At June 30, 1998, certificates with maturities of one year or less were $16.4 million representing an increase of $3.5 million, or 27.5%, from June 30, 1997. Certificates with maturities of one year or more were $2.7 million representing a decrease of $2.6 million, or 49.5%, from June 30, 1997. At December 31, 1997, certificates of deposit totaled $17.6 million, a decrease of $753,000, or 4.1%, from the December 31, 1996 balance of $18.4 million. Certificates with maturities of one year or less were $13.0 million, representing a decrease of 7.6% from December 31, 1996. Certificates with maturities of one year or more were $4.6 million, representing an increase of 15.0% from December 31, 1996.

     The Company may at times purchase Federal funds as an additional short-term funding source. In addition, the Company has available lines of credit with various correspondence institutions. See "Business -- Correspondent Banking."

     The following table presents, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

                                                 SIX MONTHS ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                           -------------------------------------   -------------------------------------
                                                 1998                1997                1997                1996
                                           -----------------   -----------------   -----------------   -----------------
                                           AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                           BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                           -------   -------   -------   -------   -------   -------   -------   -------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGES)
Noninterest-bearing......................  $ 4,059      --%    $ 3,381      --%    $ 3,361      --%    $ 2,840      --%
NOW......................................    6,934     2.1       3,767     2.3       4,464     2.3       4,146     2.5
Money Market.............................    2,894     3.5       2,577     3.0       2,649     3.2       2,270     2.6
Savings..................................    1,886     2.4       1,918     2.5       1,814     2.5       1,920     2.5
Time Deposits............................   18,804     5.7      18,819     5.4      17,879     5.6      20,569     5.7
                                           -------     ---     -------     ---     -------     ---     -------     ---
                                           $34,577     4.5     $30,462     4.5     $30,167     4.5     $31,745     4.8
                                           =======             =======             =======             =======

     The maturities of certificates of deposit accounts of $100,000 or more as of June 30, 1998 were as follows:

                                                              (IN THOUSANDS)
Three months or less........................................      $1,471
Three to six months.........................................         600
Six to twelve months........................................       2,424
Over twelve months..........................................         251
                                                                  ------
                                                                  $4,746
                                                                  ======

CAPITAL RESOURCES


     Shareholders' equity was $7.3 million at June 30, 1998, an increase of $100,000, or 1.4%, from $7.2 million at June 30, 1997. At December 31, 1997, shareholders' equity was $7.3 million, an increase of $200,000, or 2.8%, from $7.1 million at December 31, 1996. The increase in both periods resulted from retained net income and changes in the unrealized gain or loss on securities available-for-sale. Assuming this Offering had been completed on June 30, 1998 and resulted in net proceeds of $8.9 million, the Company's pro forma shareholders' equity would have been approximately $16.5 million, pro forma book value per share would have been $11.92, pro forma leverage capital ratio would have been 31.8%, tier 1 risk based capital ratio would have been 47.0% and total risk based capital ratio would have been 48.2%


     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve Board, the primary federal regulators for the Bank and the Company, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. As shown in the following table, at June 30, 1998 and 1997, and at December 31, 1997 and 1996, the Company maintained capital levels exceeding the minimum levels required for "well capitalized" bank holding companies. See "Supervision and Regulation."

                               REGULATORY CAPITAL

                                                      JUNE 30,                            DECEMBER 31,
                                         -----------------------------------   -----------------------------------
                                               1998               1997               1997               1996
                                         ----------------   ----------------   ----------------   ----------------
                                         AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                         ------   -------   ------   -------   ------   -------   ------   -------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
Tier 1 risk based:
  Actual...............................  $7,248    27.5%    $7,124    30.6%    $7,099    30.0%    $6,870   30.8%
  Minimum required.....................    981      4.0       967      4.0       945      4.0       891      4.0
Total risk based:
  Actual...............................  7,521     28.8     7,498     31.4     7,400     31.3     7,156     32.1
  Minimum required.....................  1,973      8.0     1,945      8.0     1,890      8.0     1,783      8.0
Leverage:
  Actual...............................  7,248     16.7     7,124     17.2     7,099     18.9     6,870     17.6
  Minimum required.....................  1,543      4.0     1,525      4.0     1,503      4.0     1,557      4.0

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     A primary objective of interest rate sensitivity management is to ensure the stability and quality of the Company's primary earning component, net interest income. This process involves monitoring the Company's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income. Rate sensitive assets and liabilities have interest rates which are subject to change within a specific time period, due to either maturity or contractual agreements which allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income.

                         INTEREST SENSITIVITY ANALYSIS

                                                             JUNE 30, 1998
                                ------------------------------------------------------------------------
                                                                          TOTAL     TOTAL OVER
                                1-90 DAYS   91-180 DAYS   181-365 DAYS   ONE YEAR    ONE YEAR     TOTAL
                                ---------   -----------   ------------   --------   ----------   -------
                                                     (IN THOUSANDS, EXCEPT RATIOS)
INTEREST EARNINGS ASSETS:
Loans, net of non-accruals....   $6,376       $1,780        $ 4,448      $12,604     $ 8,852     $21,456
Taxable investment
  securities..................    1,818        1,531          2,305        5,654       8,904      14,558
Tax exempt investment
  securities..................      395           --             --          395         825       1,220
Federal funds sold............    3,010           --             --        3,010          --       3,010
                                 ------       ------        -------      -------     -------     -------
          Total interest
            earning assets....   11,599        3,311          6,753       21,663      18,581      40,244
                                 ------       ------        -------      -------     -------     -------
INTEREST BEARING LIABILITIES:
Savings/NOW/MMA...............    3,097           --             --        3,097       9,293      12,390
Other time deposits...........    3,559        3,159          9,704       16,422       2,941      19,363
                                 ------       ------        -------      -------     -------     -------
          Total interest
            bearing
            liabilities.......    6,656        3,159          9,704       19,519      12,234      31,753
                                 ------       ------        -------      -------     -------     -------
Interest sensitivity gap......   $4,943       $  152        $(2,951)     $ 2,144
                                 ======       ======        =======      =======
Ratio of interest sensitive
  assets to interest sensitive
  liabilities.................      174%         105%            69%         111%

     The measurement of the Company's interest rate sensitivity, or "gap," is a technique traditionally used in asset/liability management. The interest sensitivity gap is the difference between repricing assets and repricing liabilities for a particular time period. The preceding table indicates a ratio of rate sensitive assets to rate sensitive liabilities within one year at June 30, 1998 of 111%. This ratio indicates that net interest income would increase in a rising interest rate environment and decrease in a falling interest rate environment. Included in rate sensitive liabilities are certain deposit accounts (such as savings, NOW and MMA accounts), that are subject to immediate withdrawal and repricing, and have no stated maturity. These balances are presented in the category that management believes best identifies their actual repricing patterns.

     In addition to the traditional gap analysis, the Company also utilizes a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a monthly basis and to detect trends that may affect the overall net interest income for the Company. This simulation incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. As a result, this analysis more accurately projects the risk to net interest income over the upcoming twelve month period.

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of the Company's customers. Deposit withdrawals, loan funding, and general corporate activity create a need for liquidity for the Company. Liquidity is derived from sources such as deposit growth, maturity/calls/sales of investment securities, principal and interest payments on loans, access to borrowed funds or lines of credit, and profits.

     The Company purchases Federal funds as an additional short-term funding sources. In addition, the Company has available lines of credit with various correspondent institutions. See "Business -- Correspondent Banking."

     Interest rate risk management and liquidity management are both a part of the Company's overall asset/ liability management process. The primary oversight of asset/liability management rests with the Bank's Asset and Liability Committee, which is comprised of senior management and a member of the Board of Directors. The committee meets on a regular basis to review the asset liability management activities of the Company and monitor compliance with established policies. A member of the Board of Directors chairs the committee and reports on its activities to the full Board of Directors.

YEAR 2000

     A critical issue affecting companies that rely extensively on electronic data processing systems, such as the Company, is the Year 2000 issue. This issue deals with the Company's ability to process year-date data accurately beyond the year 1999. The Year 2000 issue has been a well-publicized, but nevertheless continually evolving issue. The Company is dependent upon electronic data processing for nearly all of its major activities. During 1997, the Company formed an internal task force, chaired by the Executive Vice President, to address the Year 2000 issue, conduct a comprehensive review of the Company's systems and ensure that the Company takes any necessary measures. The Company believes that its systems, those of the Bank and its data processing service provider are currently Year 2000 compliant and does not believe that material expenditures will be necessary to implement any further modifications. As of June 30, 1998, the Company had spent approximately $15,000 to upgrade its software and hardware systems to help ensure that its systems would be Year 2000 compliant. The Company has issued a certification request to its data processing service provider seeking assurance that its systems will be Year 2000 compliant. The service provider has responded that its systems are Year 2000 compliant now. See "Risk Factors -- Year 2000."

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. This new accounting standard applied to entities with publicly held common stock or potential common stock, such as the Company. SFAS No. 128 simplifies the standards for computing earnings per share previously found in other accounting standards, requires dual presentation of basic and diluted earnings per share on the face of the income statement for entities with complex capital structures such as the Company, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. The Company adopted this new accounting standard at December 31, 1997 and restated all prior period earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available-for-sale is expected to be disclosed as an additional component of the Company's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. The statement does not change the measurement or recognition of those plans, but requires additional information on changes in benefits obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. This statement is effective for fiscal years beginning after December 15, 1997.

EFFECTS OF INFLATION

     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings. Noninterest expenses, such as salaries and wages, occupancy and equipment cost are also negatively impacted by inflation.

                                    BUSINESS

BACKGROUND

     The Company was formed as a Georgia corporation in January 1997 at the direction of the Board of Directors of the Bank based on its belief that a reorganization of the Bank (the "Reorganization") into a holding company structure would provide a platform to strengthen the Bank's competitive position. On April 28, 1997, the shareholders of the Bank approved the Reorganization and, after receipt of final regulatory approvals, the Reorganization was consummated on June 6, 1997.

     The Bank, which is the only subsidiary of the Company, was chartered under the laws of Georgia in 1988 as a locally-owned, full-service commercial bank with deposits insured by the FDIC. Due to unsuccessful operating strategies employed by the former management of the Bank, the Board of Directors of the Bank began addressing certain asset quality problems which had developed during 1994. As a result of these asset quality problems, the Bank recorded a loss of $508,000 in 1994 and entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC in March 1995 (the "MOU"). Pursuant to the MOU, the Bank agreed to improve its condition and operating performance and to address certain specifically identified deficiencies. In 1995, a new management team, led by President and Chief Executive Officer Heyward Horton, Jr., made significant progress in addressing the performance issues identified in the MOU. The Bank returned to profitability by earning $154,000 in that year and, in November 1996, the MOU was rescinded.

     In February 1997, the Bank was contacted by several Augusta businessmen who offered to assist the Company in financing the expansion of the Company's banking operations in the Augusta Market. This group of Augusta businessmen included Ray Brown, Arthur J. Gay, Jr., J. Randal Hall, George H. Inman, John W. Lee, A. Montague Miller and Julian W. Osbon (collectively, the "Augusta Group"). Discussions with the Augusta Group continued until October 1997, when an agreement was entered into with the Augusta Group (the "Agreement"), pursuant to which the Company agreed (i) to register shares of the Common Stock for sale in a public offering and to use the net proceeds to expand the Company's banking operations in the Augusta Market, (ii) to elect Patrick G. Blanchard President and Chief Executive Officer of the Company and (iii) to elect certain members or representatives of the Augusta Group to the Board of Directors of the Company. See "Management."

     The Company is currently constructing a branch office in Augusta's Daniel Village, which is expected to open during the fourth quarter of 1998. In early 1999, the Company is planning to open a branch office in Martinez, Georgia, a growing community adjacent to Augusta. Future business plans include further expansion in the Augusta Market by opening additional branch offices and through the possible acquisition of other banks or branches.

AUGUSTA MARKET

     The Augusta Market consists of the City of Augusta in Richmond County, the adjacent Georgia counties of McDuffie and Columbia located west and northwest of Augusta, and the adjacent South Carolina counties of Aiken and Edgefield, located east and northeast of Augusta just across the Savannah River. Columbia County is one of the fastest growing counties in Georgia in terms of both population and commercial growth. The economy of the Augusta Market is diverse, and consists of established and new residential neighborhoods, commercial and retail businesses, large corporate headquarters, light and heavy manufacturing, a growing service sector, a university-supported health care community and significant sports and recreation enterprises. As of June 30, 1997, the latest period for which government reports are available, there were 14 depository institutions (including the Bank) represented in the Augusta Market with aggregate deposits of approximately $3.6 billion.

     The Augusta Market has been significantly affected by consolidation in the banking industry in recent years, and particularly by the acquisition of Bankers First Corporation by SouthTrust Corporation in 1996 and by the acquisition of Allied Bankshares, Inc. by Regions Financial Corporation in 1997. Consolidation often results in the dissolution of local boards of directors and the dislocation of management and customer service personnel with extensive banking experience and strong ties to the local community. Accordingly, management believes that many customer relationships in the Augusta Market have been disrupted as the larger regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered by less personalized delivery systems, creating a demand for the delivery of higher quality, personalized banking services to individuals and small to medium-sized businesses. As a result of these factors, management believes that the Company has a unique opportunity to attract and retain experienced and talented management personnel and to become the primary provider of community banking services in the Augusta Market.

     The following is a summary description of each of the communities the Company currently serves or will serve after its initial expansion in the Augusta Market.

     Augusta. As a result of the consolidation of the City of Augusta and Richmond County in 1996, Augusta became the second largest city in Georgia with an estimated population of 193,000. Metropolitan Augusta is ranked 35th out of 310 metropolitan areas in the nation in terms of population. Metropolitan Augusta is also ranked number one among Georgia's municipalities as a growth market. Further, Augusta was recently listed in the Top 10 List of the Best Southern Cities for Business by Entrepreneur Magazine and as the best place outside of Atlanta to live in Georgia by MacMillan's Places Rated Almanac.

     Augusta is the nucleus of what is known as the Central Savannah River Area ("CSRA"), which is comprised of the surrounding Georgia counties of Columbia, McDuffie, Burke, Jefferson, Lincoln and Wilkes and the South Carolina counties of Aiken, Edgefield, McCormick and Barnwell. Augusta is also home to a large medical community, with the Medical College of Georgia being one of the area's largest employers. Augusta's Fort Gordon, where the United States Army Signal Corps operates one of the largest communication facilities in the world, further contributes to the strong economic base of Augusta by employing over 4,500 civilians.

     The Company's new Augusta office, which is presently under construction at 2805 Wrightsboro Road, is located in the Daniel Village, an area which management believes to be one of Augusta's strongest commercial and residential markets. As of June 30, 1997, deposit reports indicate total deposits for Augusta to be $2.1 billion, with the Daniel Village area accounting for approximately $240 million, or 11.5%, of Augusta's total deposits.

     To assist in the long-term growth, development and marketing of the Bank's new Augusta office, the Bank has established an Augusta Advisory Board of Directors. Members of the Augusta Advisory Board of Directors presently include:
Karen Foushee, M.D., a member of a local pediatric physicians practice group; Don Grantham, President of Forest Sales Corporation; Michael B. Hagler, a local attorney; Frank Lawrence, President of Bobby Jones Ford, Inc.; Will McKnight, President of McKnight Construction Company; Edwin S. Presnell, City Director of KMC Telecom, Inc.; Cary H. Rivers, a retired executive of Club Car, Inc.; and Stephen H. Steinberg, a local attorney.

     Martinez. Adjacent to Augusta, Martinez is located in Columbia County, one of Georgia's fastest growing counties. With an estimated population of over 90,000, Columbia County's population is estimated to increase to over 102,000 in the next five years. As of June 30, 1997, deposit reports indicate total deposits for Columbia County to be $462 million, with the Martinez community accounting for $252 million, or 54.5% of Columbia County's total deposits. Although there are no banks headquartered in Columbia County, six southeastern regional banks and one community bank operate offices in the county.

     The major employers in Columbia County include: Greenfield Industries, Inc.; World Color Press; Howard Lumber Company; Club Car, Inc.; Fairway Ford of Augusta, Inc.; and the Columbia County Government Complex in nearby Evans, Georgia.

     The Company has established an Advisory Board of Directors for its new Martinez office. Members of the Advisory Board presently include: former U.S. Representative Doug Barnard, Jr.; Douglas Duncan, President and Chief Executive Officer of Golf Augusta Pro Shops, Inc., a franchisor of retail golf merchandise stores; Jake Ivey, President of J.W. Ivey & Associates, a residential construction firm; T.R. Reddy, an engineer and developer; Carl E. Sanders, Jr., a real estate developer; and Jimmy Whitehead, owner of a local retail tire business and Chairman of the Columbia County Board of Commissioners.

     Thomson. The county seat of McDuffie County, Thomson is located approximately 30 miles west of Augusta at the hub formed by the intersection of Interstate Highway 20 and U.S. Highway 78. McDuffie County's excellent highway system has served to make Thomson a retail shopping center for the surrounding counties. Major employers in McDuffie County include: Shaw Industries, Inc., Temple-Inland Forest Products Corporation, Badcock Furniture Company's distribution center, McDuffie County Hospital and Advance Auto Parts' distribution center.

     In addition to the Bank's two offices, McDuffie County is served by two southeastern regional banks and a branch of a community bank headquartered in an adjacent county.

BUSINESS STRATEGY

     The Company's business strategy is to become the community bank of choice in the Augusta Market. The principal elements of this strategy are to:

     - Expand the Company's presence in the Augusta Market by opening a branch office in Augusta in the fourth quarter of 1998 and in Martinez in early 1999;

     - Staff branch offices with local and responsive management teams emphasizing a high level of personalized customer service;

     - Leverage the extensive business relationships and diverse backgrounds of its Board of Directors and its branch office advisory boards to assist the Company in attracting customers;


     - Establish local indentities by using the names "First Bank of Augusta" for the Augusta branch office and "First Bank of Columbia County" for the Martinez branch office;


     - Target individuals, professionals and small to medium-sized business customers that require the attention and service which a community-oriented bank is well suited to provide;

     - Provide a broad array of traditional banking products and services while utilizing technology and strategic outsourcing to compete effectively with other financial institutions; and

     - Pursue further expansion opportunities in the Augusta Market by opening additional branch offices and through the possible acquisition of other banks or branches.


LENDING ACTIVITIES


     General. The Company engages in a full complement of lending activities, including real estate, commercial and consumer loans to individuals and small to medium-sized businesses and other organizations that are generally located in, or conduct a substantial portion of their business in, the Company's primary market area. The Company concentrates its lending efforts in the areas of real estate and consumer loans. As of June 30, 1998, the Company's loan portfolio consisted of 70.3% real estate loans (24.9% construction, 24.0% mortgage and 21.4% commercial), 16.8% commercial, financial and agricultural loans and 12.9% consumer loans. As of June 30, 1998, the Company had no large loan concentrations (exceeding 10% of its portfolio) in any particular industry. For more information on the Company's loan composition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Real Estate Loans. Loans secured by real estate for a variety of purposes constituted $15.1 million, or 70.3%, of the Company's total loans as of June 30, 1998. The Company held, as of June 30, 1998, real estate loans of various sizes ranging up to $1.5 million, secured by office buildings, retail establishments, warehouses, motels, restaurants and other types of property. Loan terms are typically limited to five years, although the installment payments may be structured generally on a 15-year amortization basis. Interest rates may be fixed or adjustable, based on market conditions. Management has attempted to reduce credit risk in the real estate portfolio by emphasizing loans on owner occupied office and retail buildings where the loan to value ratio, established by independent appraisals, does not exceed 80% and net project cash flow available for debt service equals 120% of the debt service requirement. The Company also requires personal guarantees of the principal owners of the property and obtains personal financial statements of the principal owners in such cases.


     As of June 30, 1998, approximately 27% of the Company's total loan portfolio consisted of real estate mortgage loans in suburban Atlanta. These loans were generated by a third party loan broker pursuant to a brokerage agreement with the Company and consist primarily of construction loans to builders of new homes and, to a lesser degree, commercial office buildings. The Company does not consider the loans generated by this broker to have any greater amount of risk than those generated in its primary market area of Thomson.



     The Company originates residential loans on single and multi-family properties, both owner occupied and non-owner occupied, and, as of June 30, 1998, it held $5.8 million of such loans. Loan terms are typically limited to five years, with payments through the date of maturity generally based on a 15-year amortization schedule. Rates may be fixed or variable, and the Company typically charges an origination fee. The Company attempts to minimize credit risk by requiring a loan to value ratio of 80% or less.



     Currently, the Company limits its portfolio of construction and development loans on commercial and residential projects to $7.5 million. However, as the Company's capital increases, this limit may be raised. As of June 30, 1998 and 1997, the Company held $5.3 million and $2.8 million, respectively, of such loans. To reduce credit risk associated with such loans, the Company limits its lending to projects involving small commercial centers that are substantially pre-leased. The leases on commercial projects must generally result in a loan to capitalized lease value of no greater value than 80% and a net cash flow to debt service ratio of at least 120%. The Company requires a personal guarantee from the developer or builder. Loan terms are typically six to 12 months on a commercial project and six months on a residential project, although the Company occasionally will make a "mini-permanent" loan for purposes of construction and development up to a five to 15-year term. Rates are typically variable, and the Company typically charges an origination fee. During 1997 and 1996, the Company experienced no net loan losses on these types of loans.


     Commercial Loans. Commercial lending is directed principally towards businesses whose demands for funds fall within the Company's legal lending limits and which are potential deposit customers of the Company. This category of loans includes loans made to individual, partnership or corporate borrowers which are obtained for a variety of business purposes. Such loans include short-term lines of credit, short to medium-term plant and equipment loans, short to medium-term land acquisition and development loans, construction loans and letters of credit. Commercial loans are generally secured by real estate, equipment and other business assets. Commercial loans to corporate borrowers generally require the guarantee of the owners.

     Consumer Loans. The Company's consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit. The Company's consumer loan portfolio comprised 12.9% of the Company's total loan portfolio as of June 30, 1998. As of June 30, 1998, the majority of the Company's consumer loans were secured by collateral primarily consisting of automobiles, and other personal property. Management believes that these loans involve less risk than other categories of loans.

     Loan Approval and Review. The Company's loan approval policies provide for various levels of officer lending authority. When the aggregate outstanding loans to a single borrower exceed the Senior Lending Officer's lending authority, the loan request must be considered and approved by the Chief Executive Officer. The Senior Lending Officer has a lending limit up to $100,000; loans in excess of that limit must be approved by the Chief Executive Officer. If the lending request exceeds the Chief Executive Officer's lending limit, which is $100,000, the loan must be submitted to and approved by the Bank's Loan Committee.

     While risk of loss in the Company's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond the Company's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the Company's real estate portfolio. Although the Company has a diversified loan portfolio, the ability of borrowers to repay their loans is largely dependent upon economic conditions in the Augusta Market and the Atlanta metropolitan area, where many of the Company's construction loans are originated.

     The Company has a continuous loan review procedure involving the Chief Executive and Senior Lending Officers which is designed to promote early identification of credit quality problems. The Bank's Chief Executive and Senior Lending Officers are charged with the responsibility of reviewing, no less than annually, all credit relationships in excess of $100,000 in their respective portfolios. The Chief Executive Officer and Senior Lending Officer also review all criticized and classified assets in the Company's portfolio quarterly with the Loan Committee of the Bank. The Chief Executive Officer and the Senior Lending Officer are responsible for implementing, where appropriate, approved action plans with respect to such criticized and classified assets designed to improve the Company's credit position for an early resolution of the problem loan. As part of its overall strategy to improve policies and procedures, the Company also engages a third party consultant to review its loan portfolio on a semi-annual basis.

     For more information on the Company's allowance for loan and lease losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unless the Board of Directors of the Bank approves otherwise, loans past due 90 days or more, or those involved in bankruptcy proceedings, are placed in non-accrual status. For a loan to be an exception to this policy, it must be well secured by readily marketable collateral with sufficient liquidation value to protect the Company from loss and the loan must be in the process of collection. There were no loans restructured for 1997 or 1996. The Board of Directors of the Bank monitors the loan portfolio quarterly to enable it to evaluate the adequacy of the allowance for loan losses. The loans are rated and the reserve established based on the assigned rating. The provision for loan losses charged to operating expenses is based on this established reserve. Factors considered by the Bank's Loan Committee in rating the loans include delinquent loans, underlying collateral value, payment history and local and general economic conditions affecting collectibility.

DEPOSITS

     The Company offers a wide range of commercial and consumer interest bearing and noninterest bearing deposit accounts, including checking accounts, money market accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, certificates of deposit and regular savings accounts. The sources of deposits are residents, businesses and employees of businesses within the Company's market area, obtained through the personal solicitation of the Company's officers and directors, direct mail solicitation and advertisements published in the local media. See "-- Marketing." The Company pays competitive interest rates on time and savings deposits. In addition, the Company has implemented a service charge fee schedule competitive with other financial institutions in the Company's market area, such as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

     For more information on the Company's various types of deposits accounts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING

     The Company currently markets its services through advertising campaigns and in printed material, such as newspapers, magazines and direct mailings, as well as through promotional items, such as caps, pens, pencils and shirts. The Company's officers are also heavily involved in local civic affairs and philanthropic organizations in order to focus customers on products and services on a personal level. The Company sponsors community events and holds grand opening ceremonies for its new branches to which local dignitaries are invited to speak and to participate in the festivities. Since the Company does not have a fully-staffed marketing department, the Company's marketing, advertising and public relations campaigns focus on the following two components:

     - Value. Among other things, the Company offers attractive rates for its financial products, including its certificates of deposit and checking accounts. This pricing structure has been successful in attracting depositors who are motivated by the Company's rates, as well as by the variety of individualized services the Company promotes and offers.

     - Convenience and Service. All personnel of the Company are encouraged to focus on serving the individual needs of the Company's customers. For example, senior personnel are accessible to customers on very short notice, even after normal banking hours.

     Management intends to continue to market the Company's services through a combination of advertising campaigns, public relations activities and local affiliations. In Augusta and Martinez, the Company has established advisory boards, comprised of local community leaders, to assist the branch offices in attracting customers. While the key messages of value, convenience, service and reliability will continue to play a major role in the Company's marketing and public relations efforts, management may also focus on targeted groups, such as professionals, in addition to small to medium-sized local businesses.

     A vital part of the Company's marketing plan is the execution of a public relations strategy. Many traditional public relations methods will be used in promoting Company services. Management intends to pursue media coverage, including general press, industry periodicals and other media covering banking and finance, consumer issues and special interests. Press releases, media alerts and presentations will announce new banking services as they are added.

CORRESPONDENT BANKING

     Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The Company is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

     The Company participates in loans with correspondent banks. Management of the Company has established correspondent relationships with The Bankers Bank, Atlanta, Georgia and SunTrust Bank, Atlanta, Georgia. As compensation for services provided by a correspondent, the Bank maintains certain balances with the correspondent in noninterest bearing accounts.

COMPETITION

     Competition among financial institutions in the Augusta Market is intense. The Company competes primarily with other bank holding companies, state and national commercial banks and savings and loan associations. Most of these competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, the Company also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds, and other financial institutions which have recently begun offering some traditional banking services. The competition between these types of financial institutions and commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial institutions. The full impact of this legislation and subsequent laws that will continue to deregulate the financial services industry even further cannot be fully assessed or predicted. Many of the Company's competitors have substantially greater resources and lending limits, larger branch office networks and are able to offer a broader range of products and services than the Company.

EMPLOYEES

     The Company currently employs 24 persons on a full-time or part-time basis, including six officers. The Company anticipates that approximately 11 additional persons will be required on a full-time basis, including additional tellers and customer service representatives, to staff the Company's two proposed office locations.

PROPERTIES

     The Company's main office is located at 110 East Hill Street in Thomson. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. In addition, the Company has a branch office, which is located at 1043 Washington Road, in Thomson. The branch office is approximately two miles north of the main office, is approximately 2,600 square feet in size and is located on
1.25 acres of land.

     The Company has purchased a site located adjacent to the Daniel Village Shopping Center at 2805 Wrightsboro Road for its new Augusta branch office. Construction has begun and the Company expects this office to be open during the fourth quarter of 1998. The Company expects to purchase property in Martinez, a community adjacent to Augusta, in the near future. The Augusta and Martinez offices will be relatively similar to the Company's current branch office located on Washington Road.

MONETARY POLICIES

     The results of operations of the Company are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Company.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this Prospectus, the Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the Company.

                           SUPERVISION AND REGULATION

GENERAL

     The Company and the Bank operate in a highly regulated environment, and their business activities are governed by statute, regulation and administrative policies. The business activities of the Company and the Bank are closely supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the Georgia Banking Department and the FDIC.

     The Company is regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the Company may not deem it advisable to provide such assistance.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, (the "Riegle-Neal Act") the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that the Company and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside Georgia can acquire any Georgia-based bank, in either case, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Pursuant to the Riegle-Neal Act, Georgia has adopted an interstate banking statute that removed restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions.

     A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities: acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and nonbank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States, the states and their political subdivisions. In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition or gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved.

     The Company is also regulated by the Georgia Banking Department under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain the prior approval of the

Commissioner of Banking before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any bank unless the bank being acquired is either a bank for purposes of the BHC Act, or a federal or state savings and loan association or a federal savings bank whose deposits are insured by the Savings Association Insurance Fund, and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Commissioner of Banking for approval of such acquisition.

     As a state bank, the Bank is subject to the supervision of the Georgia Banking Department and the FDIC. In addition, the Bank, as a subsidiary of the Company, will be subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     Georgia recently adopted legislation which reduces the restrictions on a bank's ability to establish branch offices. Under the new legislation, a bank located in the state is permitted to establish new or additional branch offices anywhere in the state (i) upon approval of the Georgia Banking Department, (ii) by relocation of the parent bank or another branch office, or (iii) by merger, consolidation, or the purchase of assets and the assumption of liabilities involving another parent bank or branch bank.

     Georgia has also enacted an interstate banking statute which authorizes bank holding companies located throughout the United States to acquire banks and bank holding companies located in Georgia under certain conditions. Such legislation has had the effect of increasing competition among financial institutions in the Augusta Market and in Georgia generally.

CAPITAL ADEQUACY REQUIREMENTS

     Both the Company and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to state-chartered banks which are not members of the Federal Reserve Board System and whose deposits are insured by the FDIC regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. As of June 30, 1998, the Bank's risk-based capital ratio was 28.8% and its leverage ratio was 16.7%. These ratios are well above the minimum standards.

     Both the Federal Reserve Board and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under the Federal Reserve Board's rule, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

     Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations rated composite 1 under the CAMEL rating systems for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

     The Federal Reserve Board and the FDIC have adopted regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the agencies' capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. The agencies have also issued a joint policy statement which provides guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's Board of Directors and senior management and of a comprehensive risk management process The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

PROMPT CORRECTIVE ACTION

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the FDICIA involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions. Further, these institutions will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

     As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

     In order to comply with the FDICIA, the Federal Reserve Board and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting criteria, interest rate exposure, asset growth, and compensation, fees and benefits.

     In response to the directive issued under the FDICIA, the Federal Reserve Board and the FDIC have adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The following table reflects the capital thresholds:

                                                      TOTAL RISK -    TIER 1 RISK -    TIER 1
                                                      BASED CAPITAL   BASED CAPITAL   LEVERAGE
                                                          RATIO           RATIO        RATIO
                                                      -------------   -------------   --------
Well Capitalized(1).................................       >10%            >6%            >5%
                                                           -               -              -
Adequately Capitalized(1)...........................       > 8%            >4%            >4%(2)
                                                           -               -              -
Undercapitalized(3).................................        <8%            <4%            4%(4)

Significantly Undercapitalized(3)...................        <6%            <3%            <3%

Critically Undercapitalized.........................        --             --             <2%(5)
                                                                                          -

---------------

(1) An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5) Ratio of tangible equity to total assets.

REPORTING REQUIREMENTS

     As a state-chartered bank, most of the Bank's operations are regulated and examined by the Georgia Banking Department and the FDIC, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. The Bank is required by the Georgia Banking Department to prepare reports on its financial condition and to conduct an annual external audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the Georgia Banking Department. Reports of the Bank's auditors must be filed with the Georgia Banking Department within 15 days after the Bank's receipt of any such report. The Bank is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

     As a bank holding company, the Company is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

     The scope of regulation and permissible activities of the Company and the Bank is subject to change by future federal and state legislation. In addition, regulators may require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. The Company and the Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

     The Company's directors and executive officers, as well as the Bank's directors and executive officers, are named below:

             NAME                  POSITION WITH COMPANY           POSITION WITH BANK
------------------------------  ----------------------------  ----------------------------
Patrick G. Blanchard..........   President, Chief Executive          Vice Chairman
                                   Officer and Class III
                                          Director
Larry DeMeyers................              None                        Director
Phillip G. Farr...............        Class I Director                  Director
Samuel A. Fowler, Jr. ........        Class I Director               Vice Chairman
Arthur J. Gay, Jr. ...........        Class I Director                  Director
Joseph E. Gore................  Executive Vice President and  Executive Vice President and
                                   Senior Credit Officer         Senior Lending Officer
Joseph D. Greene..............        Class I Director                  Director
J. Randal Hall................       Class II Director                  Director
Hugh L. Hamilton, Jr..........        Class I Director                  Director
William G. Hatcher............        Class I Director                  Director
Heyward Horton, Jr............       Class II Director         President, Chief Executive
                                                                  Officer and Director
George O. Hughes..............       Class II Director                  Director
George H. Inman...............       Class II Director                  Director
David W. Joesbury, Sr.........  Chairman, Class III Director            Director
John W. Lee...................       Class III Director                 Chairman
James L. Lemley, M.D..........       Class II Director                  Director
Julian W. Osbon...............       Class II Director                  Director
J. Harold Ward, Jr............   Senior Vice President and     Senior Vice President and
                                  Chief Financial Officer       Chief Financial Officer
Robert N. Wilson, Jr..........       Class III Director                 Director
Bennye M. Young...............              None                        Director

     The Board of Directors of the Company (the "Company Board") consists of 16 directors. Each member of the Company Board has served as a director since February 1997, except (i) Messrs. Gay, Hall, Hamilton, Hatcher, Inman, Lee and Osbon, who were appointed to the Company Board pursuant to the Agreement and
(ii) Mr. Blanchard who, pursuant to the Agreement, was named President, Chief Executive Officer and a Class III Director. See "Business -- Background." The terms of the members of the Company Board are staggered such that one-third of the members are elected each year at the Company's annual meeting of shareholders. Upon such election, each director of the Company serves for a term of three years. The Company's officers are appointed by the Company Board and hold office at the discretion of the Company Board.

     The Board of Directors of the Bank (the "Bank Board") presently consists of 18 directors. The Bank's Articles of Incorporation and Bylaws provide for a single class of directors, ranging in number from five to 25 members, the precise number to be determined from time to time by resolution of the shareholders at any annual or special meeting of the shareholders. Each member of the Bank Board has served as a director since the Bank was organized in April 1988, except (i) Mr. Horton, who has served as a director since joining the Bank as President and Chief Executive Officer in 1995, (ii) Dr. Lemley, who was elected to the Bank Board by shareholders at the Bank's 1997 annual meeting of shareholders and (iii) Messrs. Blanchard, DeMeyers, Gay, Hall, Hamilton, Hatcher, Inman, Lee and Osbon, each of whom was elected, pursuant to the Agreement, to the Bank Board. Each Bank director serves for a term of one year and is elected at the Bank's annual meeting of shareholders. The Bank's officers are appointed by the Bank Board and hold office at the pleasure of the Bank Board.

     PATRICK G. BLANCHARD, age 55, was elected President and Chief Executive Officer of the Company on October 8, 1997. Prior to accepting this position, Mr. Blanchard had served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988, and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is Past President of the Columbia County Chamber of Commerce and Past Chairman of the Board of the Metro Augusta Chamber of Commerce. He presently serves as Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named "1994 CEO of the Year" by The Augusta Business Journal and was named "1995 Sponsor of the Year" by the Credit Professionals International of Georgia. He was recently recognized by the International Fraternity of Delta Sigma Pi as one of its most outstanding alumnus on a national level.

     LARRY DEMEYERS, age 52, has served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from these positions in November 1997. Mr. DeMeyers had been associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is Past President and a member of the Augusta Kiwanis Club. He currently serves as Treasurer of the St. Joseph Hospital Foundation and as Secretary and a member of the Board of Governors of the Augusta Country Club. He is also an active member of Reid Memorial Presbyterian Church.

     PHILLIP G. FARR, age 49, founded a local certified public accounting firm in 1975 in Thomson and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Bank Board from 1991 to 1995.

     SAMUEL A. FOWLER, JR., age 51, is currently a partner in the Thomson law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's legal counsel.

     ARTHUR J. GAY, JR., age 51, is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970-1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta. Mr. Gay is a past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

     JOSEPH E. GORE, age 50, joined the Bank in April of 1997 as Executive Vice President and Senior Lending Officer. Mr. Gore also serves as Executive Vice President and Senior Credit Officer of the Company, a position he has held since joining the Bank. Prior to his employment with the Bank, from April 1996 to April 1997, Mr. Gore served as President and Chief Executive Officer of The Bank of Spalding County, Griffin, Georgia. From March 1994 to April 1996, he served as President and Chief Executive Officer of Pineland State Bank, Metter, Georgia. From September 1987 to March 1994, he served as Executive Vice President of The Bank of Spalding County, Griffin, Georgia. Mr. Gore has also served as a Senior Lending Officer of banks in Houston and Coweta Counties and as an officer of two regional bank affiliates. Mr. Gore holds a Bachelor of Science in Industrial Management from the Georgia Institute of Technology in Atlanta and is a graduate of the School of Banking of the South at Louisiana State University and from the National Graduate Compliance School at The University of Oklahoma.

     JOSEPH D. GREENE, age 57, was employed from 1959 until 1991 with Pilgrim Health and Life Insurance Company where he most recently held the positions of Executive Vice President and Director. In 1991, Mr. Greene accepted a position as Professor of Business Administration at Augusta State University. He also previously served as a member and Chairman of the Board of Regents of the University System of Georgia.

     J. RANDAL HALL, age 39, is an attorney at law with the Augusta law firm of Hall & Mullins, P.C., which he founded in 1996. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the Board of the Augusta Southern Nationals, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is a member of the Augusta-Richmond County Planning Commission.

     HUGH L. HAMILTON, JR., age 43, has served as General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm, since 1996. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an active member of the Rotary Club of Augusta. He serves on the Board of Directors of the Boys and Girls Club, the Episcopal Day School and the Tuttle-Newton Home. He is a past board member of the Georgia-Carolina Council of the Boys Scouts of America.

     WILLIAM G. HATCHER, age 72, is Chief Executive Officer and principal shareholder of MAU, Inc. ("MAU"), an Augusta personnel services company he founded in 1973. In 1998, MAU won the 1998 Kennesaw State University "Medium-Sized Family Business of the Year Award" for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the Board of Directors for the Boys Club for 30 years and is a member of the Augusta Country Club.

     HEYWARD HORTON, JR., age 51, was elected President and Chief Executive Officer of the Bank on February 15, 1995. Previously, Mr. Horton was President and Chief Executive Officer of First Gwinnett Bank in Norcross, Georgia from 1987 to 1995. Since beginning his banking career in 1966 with Citizens & Southern National Bank in Savannah, Georgia, Mr. Horton has been employed in a number of senior banking positions including President and Chief Executive Officer of Citizens Bank of Ashburn, Ashburn, Georgia, as well as Senior Vice President and Senior Lending Officer at two other commercial banks.

     GEORGE O. HUGHES, age 74, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business in Thomson that he founded in 1947.

     GEORGE H. INMAN, age 65, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car, Inc. since 1978. Mr. Inman is a graduate of the Georgia Institute of Technology. For a number of years he served on the Board of Directors of Junior Achievement of Augusta and the Board of Directors of the Chamber of Commerce. Mr. Inman also served on the Board of Directors of Bankers First Savings Bank in Augusta for approximately nine years.

     DAVID W. JOESBURY, SR., age 48, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in various capacities with that company. Mr. Joesbury currently serves as Chairman of the Company Board.

     JOHN W. LEE, age 59, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee currently serves as Chairman of the Bank Board. Mr. Lee previously served on the Boards of Directors of the Bank of Thomson and Allied Bankshares, Inc. Mr. Lee is a member of the Boards of Directors of University Hospital and the CSRA Community Foundation.

     JAMES L. LEMLEY, M.D., age 38, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

     JULIAN W. OSBON, age 57, is President and Chief Executive Officer of Charter Management d/b/a Osbon & Associates, an Augusta consulting and management firm he founded in 1997. Prior to 1997, Mr. Osbon was President and Chief Executive Officer of Osbon Medical Systems. Mr. Osbon is Chairman of the Board of Directors of the CSRA Community Foundation and First Vice President of Historic Augusta, Inc. He also serves as Vice President of Augusta Tomorrow, Inc. and on the Board of Directors of the Metro Augusta

Chamber of Commerce, Main Street Augusta, the Augusta State University Foundation, and the East Georgia Easter Seals. In 1997, he received the Spirit of Georgia Award presented by the State of Georgia. He also was named Philanthropist of the Year in Augusta in 1996.

     J. HAROLD WARD, JR., age 55, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of operations in February 1997. Prior to his employment with the Bank, from September 1992 to April 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March 1987 to September 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

     ROBERT N. WILSON, JR., age 46, has served as the manager of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc. ("Wilson Ventures"), which engages in real estate speculation and manages residential rental properties as well as Wilson Ventures' real estate and insurance businesses. Mr. Wilson served as Chairman of the Bank Board from 1988 until 1991.

     BENNYE M. YOUNG, age 54, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

COMPENSATION OF DIRECTORS

     During fiscal 1997, directors of the Bank received director's fees of $200 per regular board meeting attended and $25 per committee meeting attended. Directors of the Company currently do not receive any compensation for services provided to the Company.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer of the Company and the Bank during each of the last three fiscal years (the "Named Executive Officers"). No other executive officer of the Company or the Bank received annual salary and bonus in excess of $100,000 during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                          ANNUAL      ------------
                                                       COMPENSATION    SECURITIES
                                                       ------------    UNDERLYING          OTHER
         NAME AND PRINCIPAL POSITION            YEAR    SALARY($)       OPTIONS      COMPENSATION($)(1)
         ---------------------------            ----   ------------   ------------   ------------------
Patrick G. Blanchard(2)                         1997      29,000(3)         --                --
  President and Chief Executive
  Officer of the Company
Heyward Horton, Jr.(4)                          1997     115,000         5,000             3,450
  President and Chief Executive                 1996     115,000            --             1,760
  Officer of the Bank                           1995      98,487            --               863
Luther P. Powell, Jr.                           1995      48,917            --                --
  Interim Chief Executive
  Officer of the Bank(5)

---------------

(1) Consists of matching contributions to the Bank's 401(k) Plan implemented April 1, 1994.
(2) Mr. Blanchard was elected President and Chief Executive Officer of the Company on October 8, 1997.
(3) Only covers the period from October 8, 1997 through December 31, 1997.
(4) Mr. Horton was elected President and Chief Executive Officer of the Bank on February 15, 1995 and continues to serve in that capacity. He served as President and Chief Executive Officer of the Company from the commencement of operations in February 1997 until October 8, 1997. See "Management -- Directors and Executive Officers of the Company and the Bank."
(5) Mr. Powell served as Interim Chief Executive Officer of the Bank from November 23, 1994 until February 15, 1995.

EMPLOYMENT AGREEMENTS


     Agreement with Patrick G. Blanchard. The Company has entered into an employment agreement with Patrick G. Blanchard pursuant to which he serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The current term of the agreement expires on December 31, 2001, but on February 28, 1999 and the last day of February of each year thereafter, the expiration date will automatically be extended by one additional year unless the agreement is terminated pursuant to its terms. The agreement provides for an annual salary of $120,000, an annual incentive bonus of $12,000, subject to the satisfaction of certain performance criteria, and certain incidental benefits commensurate with his position. The agreement also provides that Mr. Blanchard will be granted an option to purchase a number of shares of Common Stock equal to 2.5% of the number of shares of Common Stock sold in this Offering up to a maximum of 15,750 shares of Common Stock at an exercise price of $13.50 per share upon the completion of this Offering. The option will vest with respect to one-fourth of the underlying shares on the grant date. The balance of the option will vest in three equal installments on December 31 of the years in which the Company's average assets exceed $100 million, $150 million and $200 million, respectively. The option will expire 10 years from the date of grant. Under the agreement, in the event Mr. Blanchard's employment is terminated within three years after any "change of control" (as defined in the agreement) by (i) the Company, other than for "cause" (as defined in the agreement), or (ii) Mr. Blanchard as a result of certain reasons set forth in the agreement, then Mr. Blanchard will be entitled to receive cash in an amount equal to two times his current base salary, plus an amount equal to the "in-the-money" portion of any unexercised stock options held by him, whether or not then exercisable (the "Additional Severance Payment"). In the event Mr. Blanchard terminates his employment for any reason other than those set forth in the agreement during the three-year period following a change of control, he will be entitled to a cash payment equal to his current base salary plus the Additional Severance Payment. The agreement further provides that upon termination of Mr. Blanchard's employment without cause, he will receive 12 months' salary at the prevailing level and a continuation of all insurance benefits until the earlier of (i) 12 months or (ii) employment in another full-time position. The agreement also provides that for 12 months following Mr. Blanchard's termination he shall not
(i) serve as an executive officer of any financial institution in McDuffie, Richmond, and Columbia Counties, Georgia and Aiken County, South Carolina or
(ii) solicit business from any of the Company's customers.


     Agreement with Heyward Horton, Jr. The Company has also entered into an employment agreement with Heyward Horton, Jr. pursuant to which he serves as President and Chief Executive Officer of the Bank. The agreement expires on December 31, 2001, but on February 28, 1999 and the last day of February of each year thereafter, the expiration date will automatically be extended by one additional year unless the agreement is terminated pursuant to its terms. The agreement provides for an annual salary of $120,000, annual incentive bonuses equal to 20% of his base salary, subject to the satisfaction of certain performance criteria, and certain incidental benefits commensurate with his position. The agreement also contains a covenant of the Company to grant Mr. Horton an option to purchase an unspecified number of shares of Common Stock. Pursuant to this covenant, on June 11, 1997, Mr. Horton was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $12.10 per share. The option became exercisable with respect to 40% of the underlying shares in February 1998 and will vest at a rate of 20% per annum in each of the three succeeding years. Provisions in the agreement regarding a change in control of the Company, termination, non-competition and non-solicitation are substantially similar to those in Mr. Blanchard's agreement, except that Mr. Horton's non-competition covenant applies only to McDuffie County, Georgia.

SEVERANCE AGREEMENTS

     J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company as well as Joseph E. Gore, Executive Vice President and Senior Credit Officer of the Company, have entered into severance agreements with the Company on terms substantially similar to the change of control provisions contained in Messrs. Blanchard's and Horton's employment agreements except that Messrs. Ward and Gore will not be entitled to any Additional Severance Payment as severance pay. Messrs. Ward and Gore, however, do not have employment agreements with the Company.

STOCK OPTION PLAN

     In connection with the Reorganization, the Company adopted the McDuffie Bank & Trust 1997 Stock Option Plan (the "Stock Plan") which became effective on February 12, 1997. The purpose of the Stock Plan is to encourage and enable participating directors, officers, key employees and certain consultants or advisors of the Company to remain in the employ of, and to give a greater effort on behalf of, the Company through the ownership of Common Stock. The maximum number of shares of Common Stock reserved under the Stock Plan is 100,000. The Stock Plan is administered by either the Company Board or a committee comprised of no fewer than two "Non-Employee Directors" (as defined under Rule 16b-3 of the Exchange Act) (such committee or the Company Board itself, the "Committee"). Subject to the provisions of the Stock Plan, the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, and other terms and conditions of each option. The Stock Plan provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and "nonqualified stock options." Options granted under the Stock Plan must be exercised within the period fixed by the Committee, which may not exceed 10 years from the date of the option grant, or in the case of incentive stock options granted to any 10% stockholder, five years from the date of the option grant. The exercise price for incentive stock options is the fair market value (the "FMV") of the Common Stock on the date of grant (or in the case of incentive stock options granted to any 10% shareholder, 110% of FMV of the Common Stock on the date of grant) and for nonqualified stock options is no less than 75% of FMV of the Common Stock on the date of grant. The FMV of Common Stock with respect to which incentive stock options are exercisable by an optionee for the first time cannot exceed $100,000 in any calendar year.


     There are currently options outstanding under the Stock Plan to purchase 24,500 shares of Common Stock. These options vest in installments over a period of four years beginning three years from the date of grant and the exercise prices range from $10.00 to $12.10 per share. Pursuant to the terms of his employment agreement with the Company, Patrick G. Blanchard will be granted an option under the Stock Plan to purchase 15,750 shares of Common Stock at an exercise price of $13.50 per share upon the completion of this Offering. See "Management -- Employment Agreements."


     The following table presents information regarding grants of options to purchase shares of the Common Stock to the Named Executive Officers during the year ended December 31, 1997:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                ----------------------------------                POTENTIAL REALIZABLE
                                             % OF TOTAL                             VALUE AT ASSUMED
                                              OPTIONS                               ANNUAL RATES OF
                                NUMBER OF     GRANTED                                 STOCK PRICE
                                SECURITIES       TO                                 APPRECIATION FOR
                                UNDERLYING   EMPLOYEES                               OPTION TERM(1)
                                  OPTION       AS OF      EXERCISE   EXPIRATION   --------------------
NAME                             GRANTED      12/31/97     PRICE        DATE         5%         10%
----                            ----------   ----------   --------   ----------   ---------  ---------
Heyward Horton, Jr............    5,000(2)       59%       $12.10     06/11/07    $38,047    $96,421

---------------

(1) The dollar amounts under these columns represent the potential realizable value of the option assuming that the market price of the Common Stock appreciates in value from the date of grant for the full 10 year term at the 5% and 10% annualized rates prescribed by regulation. Accordingly, these rates are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.
(2) The option expires 10 years from date of grant and becomes exercisable as to 40% after three years of employment with the Bank (February 1998) and at the rate of 20% per annum thereafter.

     The following table provides certain information concerning the exercise of stock options during the year ended December 31, 1997, and the value of unexercised stock options held at December 31, 1997 by the Named Executive
Officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF
                                                         SECURITIES       VALUE OF UNEXERCISED
                                                         UNDERLYING           IN-THE-MONEY
                                                     UNEXERCISED OPTION         OPTIONS
                                                       AS OF 12/31/97        AS OF 12/31/97
                                                        EXERCISABLE/          EXERCISABLE/
NAME                                                   UNEXERCISABLE         UNEXERCISABLE
----                                                 ------------------   --------------------
Heyward Horton, Jr.................................       0/5,000                $0/$0

                              CERTAIN TRANSACTIONS

     The Company extends loans from time to time to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risks of collectibility or present other unfavorable features.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 17, 1998, and as adjusted to reflect the completion of this Offering, by: (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The shares listed under "Minimum Number of Shares to be Purchased" represent the shares of Common Stock that each of the named persons subscribed to purchase in the best efforts offering conducted by the Company from February 19, 1998 through August 18, 1998. Each of these persons will have an opportunity to withdraw their subscription prior to the completion of this Offering. As of the date of this Prospectus, the Company does not expect that any of these subscriptions will be withdrawn. See "Underwriting." Except as otherwise noted below, each of the holders listed below has sole voting and investment power with respect to the shares shown as beneficially owned by them.



                                                  SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                    OWNED PRIOR TO         MINIMUM       OWNED AFTER THIS
                                                   THIS OFFERING(1)       NUMBER OF         OFFERING(1)
                                                  -------------------    SHARES TO BE   -------------------
                      NAME                         NUMBER    PERCENT      PURCHASED      NUMBER    PERCENT
                      ----                        --------   --------    ------------   --------   --------
Patrick G. Blanchard............................       --         *          3,704        3,704         *
Larry DeMeyers+.................................       --         *          3,704        3,704         *
Phillip G. Farr(2)..............................   11,750       1.8%            --       11,750         *
Samuel A. Fowler, Jr.(3)........................   10,600       1.7             --       10,600         *
Arthur J. Gay, Jr...............................       --         *          3,704        3,704         *
Joseph E. Gore..................................       --         *            296          296         *
Joseph D. Greene................................   13,000       2.0             --       13,000         *
J. Randal Hall..................................       --         *          4,000        4,000         *
Hugh L. Hamilton, Jr............................       --         *         18,518       18,518       1.3%
William G. Hatcher..............................       --         *         26,000       26,000       1.9
Heyward Horton, Jr.(4)..........................    5,400         *            100        5,500         *
George O. Hughes(5).............................   39,724       6.3             --       39,724       2.9
George H. Inman(6)..............................   10,212       1.6          4,150       14,362       1.0
David W. Joesbury, Sr.(7).......................   11,650       1.8            450       12,100         *
John W. Lee(8)..................................   10,211       1.6         18,515       28,726       2.1
James L. Lemley, M.D.(9)........................   33,800       5.3             --       33,800       2.5
Julian W. Osbon(10).............................   10,211       1.6         26,668       36,879       2.7
J. Harold Ward, Jr.(11).........................    3,080         *            115        3,195         *
Robert N. Wilson, Jr.(12).......................   13,220       2.1            100       13,320       1.0
Bennye M. Young+(13)............................   14,400       2.3            800       15,200       1.1
The Augusta Group(14)...........................   51,058       8.0         57,037      108,095       7.9
The Prime Group, Inc.(15).......................   59,058       9.1             --       59,058       4.2
All directors and executive officers
  as a group (20 persons).......................  187,258      29.3        110,824      298,082      21.6


---------------

  *  Represents less than 1%.
  +  Bank Director only.
 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act.
 (2) Includes 200 shares owned by Mr. Farr's wife, with whom Mr. Farr shares voting and investment power.
 (3) Includes 100 shares owned by Mr. Fowler's wife, with whom Mr. Fowler shares voting and investment power. Also includes 500 shares held by a professional corporation established and managed by Mr. Fowler.
 (4) Includes 3,000 shares subject to presently exercisable stock options.

 (5) Includes 4,914 shares owned by Mr. Hughes' wife, with whom Mr. Hughes shares voting and investment power. Also includes 5,946 shares held by a corporation controlled by Mr. Hughes. Mr. Hughes' address is 626 Beechwood Drive, Thomson, Georgia 30824.
 (6) Does not include 40,846 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Inman disclaims beneficial ownership.
 (7) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power. Also includes 100 shares held by Mr. Joesbury as custodian for his children.
 (8) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Lee disclaims beneficial ownership.
 (9) Includes 33,500 shares held by a trust for which Dr. Lemley serves as co-trustee. Dr. Lemley shares voting and investment power with respect to shares held by this trust. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other co-trustee of the trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the trust. James L. Lemley's address is P.O. Box 1898, Thomson, Georgia 30824.
(10) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Osbon disclaims beneficial ownership.
(11) Includes 1,000 shares subject to presently exercisable stock options.
(12) Includes 1,220 shares held by Mr. Wilson as custodian for his children.
(13) Includes 1,700 shares held by Ms. Young as custodian for her children.
(14) Includes 10,212 shares beneficially owned by George H. Inman; 10,211 shares beneficially owned by John W. Lee; 10,212 shares beneficially owned by A. Montague Miller; 10,211 shares beneficially owned by Julian W. Osbon; and 10,212 shares beneficially owned by RDB Family Limited Partnership. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares owned by any other member of the Augusta Group as such individuals do not have or share voting and/or investment power with respect to such shares. The business address of the Augusta Group is P.O. Box 1463, Augusta, Georgia 30903.

(15) Includes 16,000 shares subject to presently exercisable options. Share ownership is based on a Schedule 13G dated February 10, 1998 filed by the Prime Group, Inc. The business address of the Prime Group, Inc. is 736 Jones Creek, Evans, Georgia 30809. The Company makes no representation as to the accuracy or completeness of the information reported.


                          DESCRIPTION OF CAPITAL STOCK

     The Company is currently authorized to issue 9,000,000 shares of Common Stock, of which 635,380 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"), of which no shares are presently issued and outstanding. As of August 17, 1998, the 635,380 shares of Common Stock currently issued and outstanding were held of record by 520 persons.

COMMON STOCK

     The holders of Common Stock are entitled to elect the members of the Company Board and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.


     The holders of Common Stock are entitled to receive ratably such dividends and other distributions if, as, and when declared by the Company Board out of assets legally available therefor, subject to the preferential dividend or distribution rights of any outstanding shares of Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in the distribution of the Company's net assets, subject to the prior rights of any outstanding shares of Preferred

Stock. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All outstanding shares of Common Stock are, and the shares to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company Board is authorized, without further action by the shareholders, to divide any and all shares of Preferred Stock into one or more series and to fix and determine the relative rights and preferences of the Preferred Stock, such as the designation of the series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. The issuance of Preferred Stock by the Company Board may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of holders of Common Stock and could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. No shares of Preferred Stock have been issued or authorized for issuance, and the Company has no present plans to issue any shares of Preferred Stock.


CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS


     Classified Board of Directors. The Company Board presently consists of 16 directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Company Board. The term of the Company's Class I directors expires at the Company's annual meeting of shareholders in 2001; the term of the Company's initial Class II directors expires at the Company's annual meeting of shareholders in 1999; and the term of the Company's initial Class III directors expires at the Company's annual meeting of shareholders in 2000. At each annual meeting of shareholders, successors to the class of directors whose term expires at that meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next annual meeting of shareholders, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Except in the case of removal from office, any vacancy on the Company Board will be filled by a majority vote of the remaining directors then in office.

     Because the Company has a classified Board of Directors, as many as two consecutive annual meetings of shareholders may be required to replace a majority of the directors on the Company Board and thus gain control of the Company. As a consequence, the classified Board of Directors makes it more difficult for a person, entity or group to effect a change in control of the Company through a proxy contest or the acquisition of a large block of the Company's voting stock.


     Requirement for Supermajority Approval of Transactions. The Articles contain provisions requiring supermajority approval to effect certain extraordinary corporate transactions which are not approved by the Company Board. The Articles require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares of each class of stock of the Company entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of the Company ("Interested Person") is a party to the transaction; provided that such approval is not required if three-fourths ( 3/4) of the entire Company Board approve the transaction. In addition, the Articles require the separate approval by the holders of at least a majority of the shares of each class of stock of the Company entitled to vote in elections of directors which are not beneficially owned by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if

(a) the consideration to be received by the holders of the capital stock of the Company meets certain minimum levels determined by a formula contained in the Articles (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which prevailed prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons is paid in cash or the same consideration that the Interested Person previously paid for shares of such class of stock. These provisions of the Articles may be amended, altered or repealed only by the affirmative vote of the holders of not less than eighty percent (80%) of the shares of each class of stock of the Company entitled to vote in elections of directors.



     Constituency Considerations. The Articles provide for the right of the Company Board to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company as well as the communities in which the Company is located, in addition to the interests of the Company and its shareholders, in discharging its duties in determining what is in the Company's best interests.


     These provisions may make it more difficult for a person, entity or group to effect a change in control of the Company that is not approved in advance by the Company Board.


     Limitation of Directors' Liability. The Articles eliminate, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. The effect of these provisions, among others, is to eliminate the rights of the Company and its shareholders (through shareholder derivative suits on behalf of the Company), to recover monetary damages against a director for a breach of his fiduciary duty of care except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek nonmonetary relief (such as an injunction or a rescission) in the event of a breach of a director's duty of care.


     Indemnification. The Company's Bylaws also provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is the Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 1,375,380 shares of Common Stock will be outstanding, and all of such shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased in this Offering by an "affiliate" (as defined in the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 ("Rule 144") under the Securities Act.


     The Company, its directors and executive officers, who, upon completion of this Offering, will beneficially own an aggregate of 298,082 shares of Common Stock, have each agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of IJL, except under limited circumstances. See "Underwriting."


     Promptly upon completion of the Offering, the Company intends to file a Registration Statement on Form S-8 with the SEC to register 100,000 shares of Common Stock reserved for issuance or sale under the Stock Plan. As of August 17, 1998, there were outstanding options under the Stock Plan to purchase a total of 8,500 shares of Common Stock, 3,000 of which were vested. Upon completion of this Offering, an option to purchase 15,750 shares of Common Stock will be granted under the Stock Plan. Following such registration, all shares of Common Stock issuable upon the exercise of options granted under the Stock Plan will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of the Company. Upon completion of this Offering, there will also be outstanding a presently exercisable option to purchase 16,000 shares of Common Stock. The sale these shares by the Company upon the exercise of this option will not be registered under the Securities Act and such shares will be "restricted securities" as that term is defined in Rule 144.

     Prior to the Offering, there has been no established market for the Common Stock, and no predictions can be made about the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, Common Stock in the public market may have an adverse effect on the market price for the Common Stock.

                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement among the Company and the Underwriters named below (the "Underwriting Agreement"), the Underwriters for whom IJL is acting as representative (the "Representative"), have (i) severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of firm shares of Common Stock (the "Firm Shares") set forth opposite each Underwriter's name below, and (ii) severally agreed to purchase from the Company on a standby basis, and the Company has agreed to sell to the Underwriters on a standby basis, the number of Standby Shares set forth opposite each Underwriter's name below:



                                                               NUMBER OF      NUMBER OF
                        UNDERWRITER                           FIRM SHARES   STANDBY SHARES
                        -----------                           -----------   --------------
Interstate/Johnson Lane Corporation.........................
 ............................................................
 ............................................................
 ............................................................
                                                               --------        --------
          Total.............................................    430,000
                                                               ========        ========



     The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The Underwriters' are obligated to purchase and pay for all the Firm Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased. The Underwriters are obligated to purchase and pay for only the number of Standby Shares that become available for distribution by the Underwriters as a result of withdrawals of subscriptions to purchase shares of Common Stock from the best efforts offering conducted by the Company from February 19, 1998 through August 18, 1998 (the "Best Efforts Offering"), and then only if any of the Firm Shares are purchased. The Best Efforts Offering resulted in receipt of subscriptions for 310,000 shares of Common Stock. Prior to 1998, the persons who subscribed to purchase these shares will have an opportunity to withdraw their subscriptions from the Best Efforts Offering. Any shares subject to subscriptions that are withdrawn from the Best Efforts Offering will become available for distribution by the Underwriters in this Offering. The Underwriting Discounts and Commissions (the "Underwriting Discounts") with respect to the Firm Shares equal 7.5% of the Price to Public on the cover page of this Prospectus (the "Public Offering Price"), or $1.0125 per share. The Underwriting Discounts with respect to any Standby Shares that become available for distribution by the Underwriters equal 6% of the Public Offering Price. In addition, the Representative will receive a fee of $62,775 for its commitment to purchase the Standby Shares.



     The Underwriters propose to offer the shares of Common Stock being purchased directly to the public at the Public Offering Price and to certain securities dealers at such price less a concession not in excess of
$          per share of Common Stock. The Underwriters may allow, and such
selected dealers may reallow, a concession not in excess of $          per share
to certain other brokers and dealers. After the initial public offering, the Public Offering Price and other selling terms may be changed.



     The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 111,000 additional shares of Common Stock to cover over-allotments, if any, at the Public Offering Price less the Underwriting Discounts of 7.5%. To the extent that the Underwriters exercise this option, in whole or in part, each Underwriter has agreed, subject to certain conditions, to purchase a number of option shares approximately proportionate to such Underwriter's commitment to purchase the Firm Shares as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.


     The Underwriters do not intend to sell shares of Common Stock to any account over which they exercise discretionary authority.


     The Company, its executive officers and directors have each agreed with the Underwriters that they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative, except (a) in the case of the Company, (i) grants of options and issuances of Common Stock pursuant to the Stock Plan and (ii) issuances of Common Stock or securities convertible into Common Stock in connection with acquisitions, provided that the recipients of such securities agree in writing with the Representative to be bound by the unexpired term of such agreement not to sell; and (b) in the case of directors and executive officers, shares of Common Stock disposed of as bona fide gifts or pledges where the recipients of such gifts or pledges, as the case may be, agree in writing with the Representative to be bound by the terms of such agreement. The Underwriters may from time to time be a customer of, engage in transactions with, and perform services for the Company or the Bank in the ordinary course of business.



     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the Public Offering Price has been determined by negotiation between the Company and the Representative. Among the factors considered in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of other community banks and community bank holding companies in the Southeast. There can be no assurance that the price at which shares of the Common Stock will sell in the public market after this Offering will not be lower than the Public Offering Price.


     The Company has agreed to indemnify the Underwriters against, and to contribute to certain losses arising out of, certain liabilities, including liabilities under the Securities Act or contribute to payments that the Underwriters may be required to make in respect thereof.


     In connection with this Offering, the Underwriters may purchase and sell Common Stock in the open market in accordance with Regulation M under the Exchange Act. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in this Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be effected on the SmallCap Market or otherwise, and may be discontinued at any time.



                                 LEGAL MATTERS


     Certain legal matters in connection with this Offering are being passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to the Company. Certain legal matters to related to this Offering are being passed upon for the Underwriters by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein; and are included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form SB-2 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     The Company is subject to certain informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              NO.
                                                              ----
GEORGIA-CAROLINA BANCSHARES, INC.
Condensed Consolidated Balance Sheets as of June 30, 1998
  and 1997..................................................   F-2
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Six Months Ended June 30,
  1998 and 1997.............................................   F-3
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1998 and 1997.......................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5

GEORGIA-CAROLINA BANCSHARES, INC.
Report of Cherry, Bekaert & Holland, L.L.P., Independent
  Certified Public Accountants..............................   F-6
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-7
Consolidated Statements of Income for the Years Ended
  December 31, 1997 and 1996................................   F-8
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1997 and 1996....................   F-9
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996................................  F-10
Notes to Consolidated Financial Statements..................  F-11

                       GEORGIA-CAROLINA BANCSHARES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  JUNE 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                    ASSETS
Cash and due from banks.....................................  $ 1,092   $ 1,239
Federal funds sold..........................................    3,010     2,850
Interest-bearing deposits in banks..........................      199       199
Securities available-for-sale...............................   15,778    11,869
Loans, net of allowance for loan losses of $824 (1998), $881
  (1997)....................................................   20,632    18,878
Bank premises and fixed assets..............................    2,038     1,458
Accrued interest receivable.................................      483       389
Foreclosed real estate, net of allowance....................      253       452
Deferred tax benefit........................................      176       243
Other assets................................................      328       114
                                                              -------   -------
          TOTAL ASSETS......................................  $43,989   $37,691
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
  Non-interest bearing......................................  $ 4,464   $ 3,666
  Interest-bearing:
     NOW accounts...........................................    7,265     3,792
     Savings................................................    2,100     1,891
     Money market accounts..................................    3,025     2,730
     Time deposits of $100,000, and over....................    4,141     5,385
     Other time deposits....................................   15,222    12,805
                                                              -------   -------
          TOTAL DEPOSITS....................................   36,217    30,269
Accrued expenses and other liabilities......................      426       261
                                                              -------   -------
          TOTAL LIABILITIES.................................   36,643    30,530
                                                              -------   -------
SHAREHOLDERS' EQUITY:
  Common stock, par value $.001; 9,000,000 shares
     authorized; 635,380 shares issued and outstanding......        1         1
  Preferred stock, par value $.001; 1,000,000 shares
     authorized; none issued................................       --        --
  Additional paid-in capital................................    6,354     6,354
  Retained earnings.........................................      943       845
  Unrealized gain (loss) on securities available-for-sale,
     net of tax.............................................       48       (39)
                                                              -------   -------
          TOTAL SHAREHOLDERS' EQUITY........................    7,346     7,161
                                                              -------   -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $43,989   $37,691
                                                              =======   =======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
INTEREST INCOME
  Interest and fees on loans................................    $1,113       $1,019
  Interest on taxable securities............................       403          343
  Interest on nontaxable securities.........................        31           46
  Interest on Federal funds sold............................        88           39
  Interest on deposits in other banks.......................         4            5
                                                                ------       ------
          TOTAL INTEREST INCOME.............................     1,639        1,452
                                                                ------       ------
INTEREST EXPENSE
  Interest on time deposits of $100,000 or more.............       128          133
  Interest on other deposits................................       551          455
  Interest on Federal funds purchased.......................        --            2
                                                                ------       ------
          TOTAL INTEREST EXPENSE............................       679          590
                                                                ------       ------
          NET INTEREST INCOME...............................       960          862
PROVISION FOR LOAN LOSSES...................................        --           12
                                                                ------       ------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
            LOSSES..........................................       960          850
                                                                ------       ------
NONINTEREST INCOME
  Service charges on deposits...............................       114          111
  Other income..............................................        18           23
  Net realized gain (loss), sales of available-for-sale
     securities.............................................        (4)          (3)
                                                                ------       ------
                                                                   128          131
                                                                ------       ------
NONINTEREST EXPENSE
  Salaries and employee benefits............................       514          389
  Occupancy expenses........................................        94           79
  Other expenses............................................       354          262
                                                                ------       ------
                                                                   962          730
                                                                ------       ------
INCOME BEFORE INCOME TAXES..................................       126          251
INCOME TAX EXPENSE..........................................        28           80
                                                                ------       ------
          NET INCOME........................................    $   98       $  171
                                                                ======       ======
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized gain (loss) on securities arising during
     current period, net of reclassification adjustment for
     gains included in net income...........................        35          (14)
                                                                ------       ------
COMPREHENSIVE INCOME........................................    $  133       $  157
                                                                ======       ======
NET INCOME PER SHARE OF COMMON STOCK
  Basic.....................................................    $  .15       $  .27
                                                                ======       ======
  Diluted...................................................    $  .15       $  .26
                                                                ======       ======
DIVIDENDS PER SHARE OF COMMON STOCK.........................    $  .10       $  .20
                                                                ======       ======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $    98   $   171
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities......................
       Depreciation and amortization........................       53        39
       Provision for loan loss..............................       --        12
       Deferred income tax..................................        7        49
       Adjustment to foreclosed real estate.................       --         5
       Net (increase) decrease in accrued interest
        receivable..........................................     (102)       20
       Net increase in other assets.........................     (218)      (66)
       Net increase in other liabilities....................       71        22
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) OPERATING
           ACTIVITIES.......................................      (91)      252
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold.............      740    (1,430)
  Net increase in interest-bearing deposits with banks......      (99)      (99)
  Net (increase) decrease in loans, net.....................   (1,660)    1,097
  Net purchase and proceeds, available-for-sale
     securities.............................................   (1,967)      713
  Net purchases of premises and equipment...................     (645)      (57)
  Proceeds from sale of foreclosed real estate..............       53       188
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................   (3,578)      412
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................    3,279      (386)
  Dividends paid............................................      (64)     (127)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES.......................................    3,215      (513)
                                                              -------   -------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS..........     (454)      151
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD..............    1,546     1,088
                                                              -------   -------
CASH AND DUE FROM BANKS AT END OF PERIOD....................  $ 1,092   $ 1,239
                                                              =======   =======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Georgia-Carolina Bancshares, Inc. (the "Company") and its wholly-owned subsidiary, First Bank of Georgia (the "Bank"). Significant intercompany transactions and accounts are eliminated in consolidation.

     The financial statements as of and for the six months ended June 30, 1998 and 1997 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997.

     The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the financial position and results for interim periods.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and income and expense amounts. Actual results could differ from those estimates.

NOTE 2 -- EARNINGS PER SHARE

     Earnings per share are calculated on the basis of the weighted average number of shares outstanding. During 1997 the Company adopted SFAS No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting basic and diluted earnings per share. As the Company has granted stock options to certain officers of the Company, diluted earnings per share has been presented in the Statements of Income and Comprehensive Income. See the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997, for information on the outstanding stock options.

NOTE 3 -- COMPREHENSIVE INCOME

     During the first quarter of 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income in a set of financial statements. Matters of comprehensive income have been presented in the accompanying condensed consolidated statements of income and comprehensive income for 1998 and 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
GEORGIA-CAROLINA BANCSHARES, INC.
Thomson, Georgia

     We have audited the accompanying consolidated statements of financial condition of GEORGIA-CAROLINA BANCSHARES, INC. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Cherry, Bekaert & Holland, L.L.P.


Augusta, Georgia
February 6, 1998, except for Note 15 as
to which the date is August 27, 1998

                       GEORGIA-CAROLINA BANCSHARES, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997      1996
                                                              -------   -------
                                    ASSETS
Cash and due from banks.....................................  $ 1,546   $ 1,088
Federal funds sold..........................................    3,750     1,420
Interest-bearing deposits in banks..........................      100       100
Securities available-for-sale...............................   13,778    12,603
Loans, net of allowance for loan losses.....................   18,972    20,116
Bank premises and fixed assets..............................    1,446     1,440
Accrued interest receivable.................................      381       409
Foreclosed real estate, net of allowance....................      306       516
Deferred tax benefit........................................      182       286
Other assets................................................      110        48
                                                              -------   -------
          TOTAL ASSETS......................................  $40,571   $38,026
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing......................................  $ 3,654   $ 3,096
  Interest-bearing:
     NOW accounts...........................................    7,187     4,959
     Savings................................................    1,602     2,007
     Money market accounts..................................    2,832     2,178
     Time deposits of $100,000, and over....................    4,700     4,746
     Other time deposits....................................   12,962    13,669
                                                              -------   -------
          Total deposits....................................   32,937    30,655
Accrued expenses and other liabilities......................      356       239
                                                              -------   -------
          Total liabilities.................................   33,293    30,894
                                                              -------   -------
Commitments and contingent liabilities
Shareholders' equity:
  Preferred stock, par value $.001; 1,000,000 shares
     authorized; none issued................................       --        --
  Common stock, par value $.001; 9,000,000 shares
     authorized; 635,380 shares issued and outstanding......        1         1
  Additional paid-in capital................................    6,354     6,354
  Retained earnings.........................................      908       801
  Unrealized gain (loss) on securities available-for-sale,
     net of tax.............................................       15       (24)
                                                              -------   -------
          Total shareholders' equity........................    7,278     7,132
                                                              -------   -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $40,571   $38,026
                                                              =======   =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997     1996
                                                              ------   ------
INTEREST INCOME
  Interest and fees on loans................................  $2,034   $2,178
  Interest on taxable securities............................     670      677
  Interest on nontaxable securities.........................      88       95
  Interest on Federal funds sold............................     160       87
  Interest on deposits in other banks.......................      11       16
                                                              ------   ------
          TOTAL INTEREST INCOME.............................   2,963    3,053
                                                              ------   ------
INTEREST EXPENSE
  Interest on time deposits of $100,000, or more............     273      310
  Interest on other deposits................................     938    1,074
  Interest on federal funds purchased.......................       2        1
                                                              ------   ------
          TOTAL INTEREST EXPENSE............................   1,213    1,385
                                                              ------   ------
          NET INTEREST INCOME...............................   1,750    1,668
PROVISION FOR LOAN LOSSES...................................      16       56
                                                              ------   ------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
           LOSSES...........................................   1,734    1,612
                                                              ------   ------
NONINTEREST INCOME
  Service charges on deposits...............................     210      239
  Other income..............................................      45       52
  Net realized gain, sales of available-for-sale
     securities.............................................       2        1
                                                              ------   ------
                                                                 257      292
                                                              ------   ------
NONINTEREST EXPENSE
  Salaries and employee benefits............................     831      714
  Occupancy expenses........................................     167      231
  Other expenses............................................     621      502
                                                              ------   ------
                                                               1,619    1,447
INCOME BEFORE INCOME TAXES..................................     372      457
INCOME TAX EXPENSE..........................................     138      132
                                                              ------   ------
          NET INCOME........................................  $  234   $  325
                                                              ======   ======
EARNINGS PER SHARE
  Net income, basic.........................................  $ 0.37   $ 0.51
                                                              ======   ======
  Net income, diluted.......................................  $ 0.35   $ 0.50
                                                              ======   ======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   UNREALIZED
                                                                                  GAIN (LOSS)
                                                                                       ON
                                                                                   SECURITIES
                                      COMMON STOCK       ADDITIONAL              AVAILABLE-FOR-       TOTAL
                                   -------------------    PAID-IN     RETAINED    SALE, NET OF    SHAREHOLDERS'
                                   SHARES    PAR VALUE    CAPITAL     EARNINGS   DEFERRED TAXES      EQUITY
                                   -------   ---------   ----------   --------   --------------   -------------
BALANCE, DECEMBER 31, 1995.......  635,380      $1         $6,354      $ 540          $ 42           $ 6,937
Net income.......................       --      --             --        325            --               325
Change in unrealized gain (loss)
  on securities
  available-for-sale, net of
  deferred taxes.................       --      --             --         --           (66)              (66)
Cash dividend of $.10 per
  share..........................       --      --             --        (64)           --               (64)
                                   -------      --         ------      -----          ----           -------
BALANCE, DECEMBER 31, 1996.......  635,380       1          6,354        801           (24)            7,132
Net income.......................       --      --             --        234            --               234
Change in unrealized gain (loss)
  on securities
  available-for-sale, net of
  deferred taxes.................       --      --             --         --            39                39
Cash dividend of $.20 per
  share..........................       --      --             --       (127)           --              (127)
                                   -------      --         ------      -----          ----           -------
BALANCE, DECEMBER 31, 1997.......  635,380      $1         $6,354      $ 908          $ 15           $ 7,278
                                   =======      ==         ======      =====          ====           =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997      1996
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   234   $   325
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       86       151
     Provision for loan losses..............................       16        56
     Net realized loss on available-for-sale securities.....       --        --
     Deferred income tax....................................       83        60
     Adjustment to foreclosed real estate...................       --        48
     Other gains and losses, net............................       (4)        2
     Net decrease (increase) in accrued interest
      receivable............................................       28       (16)
     Net decrease (increase) in other assets................      (62)       26
     Net increase in other liabilities......................      115        46
                                                              -------   -------
       NET CASH PROVIDED BY OPERATING ACTIVITIES............      496       698
                                                              -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits with banks......       --        98
  Net (increase) decrease in Federal funds sold.............   (2,330)    4,530
  Net (increase) decrease in loans, net.....................    1,058      (446)
  Purchases of available-for-sale securities................   (6,166)   (5,360)
  Proceeds from sales of available-for-sale securities......    2,096       248
  Proceeds from maturities of available-for-sale
     securities.............................................    2,957     3,382
  Proceeds from sale of foreclosed real estate..............      284        67
  Net purchases of premises and equipment...................      (92)      (40)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................   (2,193)    2,479
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................    2,282    (4,665)
  Dividends paid............................................     (127)      (64)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES.......................................    2,155    (4,729)
                                                              -------   -------
          NET INCREASE (DECREASE) IN CASH AND DUE FROM
           BANKS............................................      458    (1,552)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR................    1,088     2,640
                                                              -------   -------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $ 1,546   $ 1,088
                                                              =======   =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Georgia-Carolina Bancshares, Inc. (the "Company") is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the "Bank"), Thomson, Georgia. Most of the Bank's loans and loan commitments have been granted to customers in the Thomson, Georgia and McDuffie County area. Many of the Bank's loan customers are also depositors of the Bank.

     The Company and Bank are subject to the regulations of Federal and state banking agencies and is periodically examined by them.

     During 1997, the Board of Directors of the Bank formed a holding company to acquire 100% of the outstanding shares of the Bank's stock. The transaction has been accounted for in a manner substantially similar to a pooling of interests. Accordingly, all periods presented in the consolidated financial statements have been restated to give effect to the transaction as if it occurred at the beginning of the earliest period presented.

SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the banking industry.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND DUE FROM BANKS -- For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

     INVESTMENT SECURITIES -- The Bank's investments in securities are classified and accounted for as follows:

          Securities available-for-sale -- Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported at a net amount as a separate component of shareholders' equity.

          Securities to be held-to-maturity -- Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

     The Bank has not classified any securities as trading.

     Gains and losses on sale of available-for-sale securities are determined using the specific-identification method.

     LOANS AND RESERVE FOR LOAN LOSSES -- Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

     Effective January 1, 1995, the Bank prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for the Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures; An Amendment to SFAS No. 114." These Statements apply to all loans of the Bank that are identified for evaluation except for smaller-balance homogenous residential mortgage and consumer installment loans that are collectively evaluated by management for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower's ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

     Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

     FORECLOSED REAL ESTATE -- Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the Bank's financial statements.

     BANK PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets.

     INCOME TAXES -- Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary difference in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     EARNINGS PER SHARE -- Earnings per share are calculated on the basis of the weighted average number of shares outstanding. During the year, the Company adopted SFAS No. 128, "Earnings per Share." This

                       GEORGIA-CAROLINA BANCSHARES, INC.

Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The financial statements include disclosure of fair value information about the Bank's financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

     The following methods and assumptions are used by the Bank in estimating fair values of financial instruments:

          Cash and due from banks, Federal funds sold and interest-bearing deposits in banks -- Due to the short-term nature of these instruments, their estimated fair values approximates their carrying amounts.

          Available-for-sale and held-to-maturity securities -- Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

          Loans -- Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

          Deposit liabilities -- Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

     Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

     NET ACCOUNTING PRONOUNCEMENTS -- The Financial Accounting Standards Board ("FASB") has issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both Statements will be effective for the Company beginning in 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income to be reported in a set of financial statements with the same prominence as other financial statements. SFAS No. 131 establishes standards for the way that public businesses report information about operating segments, products and services, geographic areas and major customers in a set of financial statements. Each of these Statements is a matter of reporting and display and does not effect revenue or expense measurement. Management of the Company does not expect the adoption of these Statements to materially effect the Company's financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 2 -- INVESTMENT SECURITIES

     The amortized cost and fair values of securities owned as of December 31, are shown below:

                                                                     1997
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
                                                                (IN THOUSANDS)
Available-for-sale securities:
  U.S. Government and agency securities........   $10,713       $40          $(27)     $10,726
  State, county and municipal securities.......     1,784        41            --        1,825
  Mortgage-backed securities...................     1,258         2           (33)       1,227
                                                  -------       ---          ----      -------
                                                  $13,755       $83          $(60)     $13,778
                                                  =======       ===          ====      =======

                                                                     1996
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
                                                                (IN THOUSANDS)
Available-for-sale securities:
  U.S. Government and agency securities........   $ 7,840       $33         $ (51)     $ 7,822
  State, county and municipal securities.......     2,133        16            (4)       2,145
  Mortgage-backed securities...................     2,668        22           (54)       2,636
                                                  -------       ---         -----      -------
                                                  $12,641       $71         $(109)     $12,603
                                                  =======       ===         =====      =======

     The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty, therefore these securities are not included in the maturity categories in the following maturity summary.

                                                                   SECURITIES
                                                               AVAILABLE-FOR-SALE
                                                              --------------------
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
                                                                 (IN THOUSANDS)
One year or less............................................   $   641     $   645
After one year through five years...........................     3,924       3,921
After five years through ten years..........................     7,832       7,880
After ten years.............................................       100         105
Montage-backed securities...................................     1,258       1,227
                                                               -------     -------
                                                               $13,755     $13,778
                                                               =======     =======

     Securities with a carrying amount of approximately $3.4 million and $6.5 million at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

     Net realized gains (losses) on sales of securities available-for-sale were:

1997........................................................  $2,000
1996........................................................   1,000

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 3 -- LOANS

     The composition of loans is summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Commercial and industrial...................................  $ 3,026    $ 3,865
Real estate -- construction.................................    4,893      2,547
Real estate -- mortgage.....................................    9,137     10,917
Consumer....................................................    2,676      2,807
Federal funds sold, term....................................       --        872
                                                              -------    -------
                                                               19,732     21,008
Unearned income.............................................       (8)        (3)
                                                              -------    -------
                                                               19,724     21,005
Allowance for loan losses...................................     (752)      (889)
                                                              -------    -------
          Loans, net........................................  $18,972    $20,116
                                                              =======    =======

     Changes in the allowance for loan losses were as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1996
                                                              ----    ------
                                                              (IN THOUSANDS)
Balance, beginning of year..................................  $889    $1,155
Provision charged to operations.............................    16        56
Recoveries..................................................    89       231
Loans charged off...........................................  (242)     (553)
                                                              ----    ------
          Balance, end of year..............................  $752    $  889
                                                              ====    ======

     Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $40,000 and $140,000 at December 31, 1997 and 1996, respectively. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans. There were no loans identified as impaired under SFAS No. 114 at December 31, 1997 or 1996.

     At December 31, 1997, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $563,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 1997 and 1996:

                                                              1997     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Balance, beginning of year..................................  $408     $573
Advances....................................................   225      108
Repayments..................................................    70      273
                                                              ----     ----
          Balance, end of year..............................  $563     $408
                                                              ====     ====

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 4 -- FORECLOSED REAL ESTATE

     A summary of foreclosed real estate is as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Carrying amount of property.................................   $336     $613
Less, valuation allowance...................................     30       97
                                                               ----     ----
                                                               $306     $516
                                                               ====     ====

NOTE 5 -- BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Land........................................................  $   475   $   475
Building and improvements...................................    1,248     1,248
Equipment, furniture & fixtures.............................      825       750
                                                              -------   -------
          Total cost........................................    2,548     2,473
Less accumulated depreciation...............................   (1,102)   (1,033)
                                                              -------   -------
          Premises and equipment, net.......................  $ 1,446   $ 1,440
                                                              =======   =======

NOTE 6 -- DEPOSITS

     At December 31, 1997, the scheduled maturities of time-deposit liabilities were as follows:

                                                            (IN THOUSANDS)
1998......................................................  $       13,008
1999......................................................           3,344
2000......................................................           1,128
2001......................................................              60
2002 and thereafter.......................................             122
                                                            --------------
                                                            $       17,662
                                                            ==============

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contribution for the three years ended December 31, 1997, was approximately $12,000 per year.

NOTE 8 -- SHAREHOLDERS' EQUITY AND REGULATORY MATTERS

     The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Approximately $115,000 is available to be paid as dividends at December 31, 1997, without prior regulatory approval.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     In 1995, regulatory agencies required the Bank to enter into a Memorandum of Understanding with the agencies requiring the Bank to comply with and implement certain operating procedures. In 1996, the regulatory agencies released the Bank from the Memorandum of Understanding.

     The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                            REQUIRED
                                                                                          TO BE WELL-
                                                                                          CAPITALIZED
                                                                                             UNDER
                                                                       REQUIRED              PROMPT
                                                                     FOR CAPITAL           CORRECTIVE
                                                     ACTUAL       ADEQUACY PURPOSES    ACTION PROVISIONS
                                                 --------------   ------------------   ------------------
                                                 AMOUNT   RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                                 ------   -----   --------   -------   --------   -------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
As of December 31, 1997:
  Total capital
     (To Risk Weighted Assets).................  $7,400   31.3%    $1,890      8.0%     $2,363      10.0%
  Tier I capital
     (To Risk Weighted Assets).................   7,099   30.0        945      4.0       1,418       6.0
  Tier I capital
     (To Average Assets).......................   7,099   18.9      1,503      4.0       1,879       5.0

     As of December 31, 1996, the Bank's actual regulatory capital ratios were as follows:

Total capital (to Risk Weighted Assets).....................  32.1%
Tier I capital (to Risk Weighted Assets)....................  30.8
Tier I capital (to Average Assets)..........................  17.6

     During 1997 the Company adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers and key employees of the Company and subsidiary bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant as established by the Board of Directors. The maximum number of shares which may be reserved and made available-for-sale under the Plan is 100,000 shares.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     The Plan provides for the grant of both incentive and nonqualified stock options on the Company's common stock. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the number of shares covered by each option.

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using an option pricing model which included the following assumptions:

Dividend yield..............................................    1.0%
Volatility..................................................   10.0
Risk-free rate..............................................    7.5

     In addition, the model assumed that each option was exercised during the first year of vesting.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

Pro forma net income........................................  $231
Pro forma earnings per share................................   .36

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. value estimate. In management's opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

     During 1997, all options granted have ten year terms to expiration and vest and become exercisable based on the following schedule of years of continued employment:

                     YEARS OF CONTINUED
                         EMPLOYMENT                           VESTING
                     ------------------                       -------
       3....................................................     40%
       4....................................................     60
       5....................................................     80
       6....................................................    100

     A summary of the Company's stock option activity, and related formation, for the year ended December 31, 1997 follows:

                                                                        EXERCISE
                                                                          PRICE
                                                              OPTIONS   PER SHARE
                                                              -------   ---------
Outstanding -- beginning of year............................      --     $   --
Granted.....................................................   8,500      12.10
                                                               -----
Outstanding -- end of year..................................   8,500
                                                               =====

     None of the options were exercisable at year end. The estimated fair value per option of the options granted during the year is $0.92.

     At December 31, 1997, options to purchase 16,000 shares of the Company's common stock were outstanding from a plan originated prior to the Stock Plan. The options are nontransferrable and have exercise

                       GEORGIA-CAROLINA BANCSHARES, INC.

prices between ten and twelve dollars per share and expire during the years 2000 to 2003. No options were exercised during the years ended December 31, 1997 and 1996. No additional shares are available to be granted under this plan. None of the options outstanding under this plan are owned by employees or directors of the Company.

     During the current year the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement establishes standards for disclosing information about the Company's capital structure. The adoption of this Statement did not have a material effect on the Company's financial statements.

NOTE 9 -- INCOME TAXES

     The total income taxes in the statements of income for the years end December 31, are as follows:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Current tax.................................................   $ 58     $ 72
Deferred tax................................................     80       60
                                                               ----     ----
                                                               $138     $132
                                                               ====     ====

     The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                              1997   1996
                                                              ----   ----
Statutory rates.............................................  38.0%  38.0%
  Tax exempt income.........................................  (8.0)  (8.0)
  Nondeductible interest....................................   1.0    1.0
  Other, including effect of graduated rate brackets........   5.0   (2.0)
                                                              ----   ----
                                                              36.0%  29.0%
                                                              ====   ====

     The primary components of deferred income taxes at December 31, are as follows:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Deferred tax assets
  Allowance for loan losses.................................   $171     $253
  Foreclosed real estate allowance..........................      9       18
  Unrealized loss on securities available-for-sale..........     --       15
  Other.....................................................     10       --
                                                               ----     ----
          Deferred income tax assets........................    190      286
                                                               ----     ----
Deferred tax liabilities
  Unrealized gain on securities available-for-sale..........      8       --
                                                               ----     ----
          Net deferred income tax asset.....................   $182     $286
                                                               ====     ====

     Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

     Following is an analysis of significant off-balance-sheet financial instruments:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Commitments to extend credit................................  $5,407   $1,981
Standby letters of credit...................................      31       50
                                                              ------   ------
                                                              $5,438   $2,031
                                                              ======   ======

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

     The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

NOTE 11 -- SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Income taxes paid...........................................  $   68   $   29
Interest paid...............................................   1,131    1,369

NOTE 12 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Bank's financial instruments, for those instruments for which the Bank's management believes estimated fair value does not by nature approximate the instruments' carrying amount, are as follows at December 31, 1997 and 1996 (in millions):

                                                         CARRYING   FAIR    CARRYING   FAIR
                                                          AMOUNT    VALUE    AMOUNT    VALUE
                                                         --------   -----   --------   -----
Loans..................................................   $19.0     $18.9    $21.0     $20.9
                                                          =====     =====    =====     =====
Certificates of deposit................................   $17.7     $17.8    $18.4     $18.4
                                                          =====     =====    =====     =====

     Estimated fair value information of investment securities is presented in
Note 2 of the financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 13 -- OTHER EXPENSES

     Other noninterest expenses are as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Data processing.............................................  $ 97     $104
FDIC assessment.............................................     9       10
Legal and accounting........................................   157       57
Printing and supplies.......................................    31       37
Other.......................................................   327      294
                                                              ----     ----
                                                              $621     $502
                                                              ====     ====

NOTE 14 -- CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA
          BANCSHARES, INC. (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

ASSETS
  Cash......................................................  $    1
  Investment in subsidiary..................................   7,286
  Deferred tax benefit......................................      10
                                                              ------
     TOTAL ASSETS...........................................  $7,297
                                                              ======
LIABILITIES
  Accrued expenses and other liabilities....................  $   19
SHAREHOLDERS' EQUITY........................................   7,278
                                                              ------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $7,297
                                                              ======

                         CONDENSED STATEMENT OF INCOME
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

INCOME, DIVIDENDS FROM SUBSIDIARY...........................  $ 35
EXPENSES
  Accounting and legal......................................    48
  Other.....................................................     4
                                                              ----
     (Loss) before income tax benefits and equity in
      undistributed earnings of subsidiary..................   (17)
INCOME TAX BENEFITS.........................................    10
                                                              ----
     (Loss) before equity in undistributed earnings of
      subsidiary............................................    (7)
     Equity in undistributed earnings of subsidiary.........   241
                                                              ----
     NET INCOME.............................................  $234
                                                              ====

                       GEORGIA-CAROLINA BANCSHARES, INC.

                       CONDENSED STATEMENT OF CASH FLOWS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  234
  Adjustments to reconcile net income to net cash used in
     operating activities
     Equity in undistributed earnings of subsidiary.........    (241)
     Deferred income tax....................................     (10)
                                                              ------
          Total adjustments.................................    (251)
                                                              ------
          Net cash used in operating activities.............     (17)
                                                              ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes payable.............................      18
                                                              ------
          Net cash provided by financing activities.........      18
                                                              ------
Net increase in cash........................................       1
Cash at beginning of year...................................      --
                                                              ------
Cash at end of year.........................................  $    1
                                                              ======
NONCASH INVESTING AND FINANCING ACTIVITIES
  Equity of subsidiary at formation of holding company......  $6,990
                                                              ======

NOTE 15 -- ISSUANCE OF COMMON STOCK

     The Company is in the process of filing with the Securities and Exchange Commission (the "SEC") for the registration and sale of up to 740,000 shares of the Company's common stock. The Company is awaiting issuance of an order by the SEC declaring the registration statement effective.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     5
Use of Proceeds.......................    10
Dividend Policy.......................    10
Selected Consolidated Financial
  Data................................    11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    12
Business..............................    25
Supervision and Regulation............    32
Management............................    36
Certain Transactions..................    42
Security Ownership of Management and
  Certain Beneficial Owners...........    43
Description of Capital Stock..........    44
Shares Eligible for Future Sale.......    47
Underwriting..........................    48
Legal Matters.........................    49
Experts...............................    49
Available Information.................    50
Index to Financial Statements.........   F-1


                             ---------------------

  Until                , 1998 (40 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 740,000 SHARES

                    (GEORGIA CAROLINA BANCSHARES, INC. LOGO)
                                  COMMON STOCK
                               ------------------
                                   PROSPECTUS
                               ------------------

                            INTERSTATE/JOHNSON LANE
                             C O R P O R A T I O N
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                [Form of Notice of Conditional Withdrawal Right]
                [Letterhead of Georgia-Carolina Bancshares, Inc.]



VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED


------------------------
------------------------
------------------------

         Re: Subscription for _____ Shares of Common Stock of Georgia-Carolina Bancshares, Inc.

Dear __________:

         We are pleased to inform you of a positive development related to the Company's pending offering of common stock. Interstate/Johnson Lane Corporation ("IJL"), an investment banking firm with extensive experience raising equity for community banks and their holding companies, has indicated an interest in underwriting, on a firm commitment basis, up to 740,000 shares of the Company's common stock (the "IJL Offering"). These shares would be sold by IJL to the public at the same price per share ($13.50) as your subscription. We believe the involvement of IJL will achieve a broader distribution of the Company's common stock and increase the liquidity of the market for the common stock after the offering. Enclosed is a copy of our preliminary prospectus, dated October 2, 1998, that reflects the potential change in our plan of distribution and updated financial information regarding the Company.

         Because of the possible change in our plan of distribution, we will be extending to you, subject to the successful completion of the IJL Offering, the right to withdraw your previous subscription. If you would like to withdraw your subscription, you must complete the enclosed Notice of Withdrawal and return it to us in the enclosed, self-addressed, postage paid envelope by OCTOBER 15, 1998. If the IJL Offering is successfully completed and your Notice of Withdrawal is received by October 15, 1998, the Escrow Agent will return your subscription funds promptly following completion of the IJL Offering. If you wish to continue your participation in the offering, you do not need to return the Notice of Withdrawal. In that event, your subscription funds will remain on deposit with the Escrow Agent. If the IJL Offering is not successfully completed, the Company expects to continue its best efforts offering and your subscription funds, regardless of whether or not you now choose to withdraw your subscription, will remain on deposit with the Escrow Agent.

         Due to the possible change in the plan of distribution, the Escrow Agreement between the Company and the Escrow Agent may require modification. If you would like to review the modification, please call us at (706) 595-1600 to receive a copy.

         We sincerely appreciate the confidence you have shown in our Company. Should you have any questions regarding this positive development, please do not hesitate to contact us.

                                                     Yours very truly,



                                                     Patrick G. Blanchard

                            NOTICE OF WITHDRAWAL


Instructions:   If the IJL firm commitment underwriting (the "IJL Offering") is successfully completed and you do NOT wish to continue your subscription to purchase shares of Common Stock in the Company, please sign your name in the space below and return this page to us by October 15, 1998.

        Unless we receive this page from you by OCTOBER 15, 1998, you will be deemed to have decided to continue your subscription to purchase shares of Common Stock in the Company. In that event, your subscription funds will remain on deposit with the Escrow Agent until such time as they are paid to the Company. If the IJL Offering is not successfully completed, the Company expects to continue its best efforts offering, and your subscription funds, regardless of whether or not you now choose to withdraw your subscription, will remain on deposit with the Escrow Agent.

        For your convenience, you may mail this page to us in the enclosed, self-addressed, postage paid envelope.

        The undersigned has received and read the Company's Preliminary Prospectus, dated October 2, 1998. If the IJL Offering underwriting is successfully completed, the undersigned has decided not to continue his investment in the Company.


                                        ------------------------------------

                                                     (Signature)

                                        Print Name:
                                                   -------------------------
                                        Date:
                                             -------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As provided under Georgia law, the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages, for breach of duty of care or any other fiduciary duty owed to the Company as a director, except that such provisions shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (b) for acts or omissions which involve intentional misconduct or knowing violation of law; (c) for unlawful corporate distributions; or (d) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by applicable law. These provisions apply to claims against officers, employees, and agents of the Company as well.

     Article VI of the Company's Bylaws provides that the Company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's Bylaws also provide that the Company may indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, officer, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors;
(b) a majority of a committee of disinterested Directors; (c) independent legal counsel; or (d) an affirmative vote of a majority of shares held by disinterested directors. No indemnification may be made to or on behalf of a director, officer, employee or agent (1) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company, or (2) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

     The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

SEC Registration Fee........................................  $  3,390
NASD Filing Fee.............................................     1,650
Nasdaq SmallCap Listing Fee.................................    10,500
Blue Sky Fees and Expenses..................................    15,000
Printing and Engraving Expenses.............................    65,000
Legal Fees and Expenses.....................................    75,000
Financial Advisor Fees......................................    70,000
Accounting Fees and Expenses................................    25,000
Miscellaneous...............................................    34,460
                                                              --------
          Total.............................................  $300,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1    --   Form of Underwriting Agreement.
   3.1    --   Amended and Restated Articles of Incorporation of the
               Company.(2)(Incorporated by reference to the exhibit of the same number in the Company's Registration Statement on Form
               SB-2 (File No. 333-41547), previously filed with the
               Commission)
   3.2    --   Amended and Restated By-Laws of the Company.(2)
               (Incorporated by reference to the exhibit of the same number in the Company's Registration Statement on Form SB-2 (File
               No. 333-41547), previously filed with the Commission)
   4.1    --   Specimen Common Stock Certificate. (Incorporated by
               reference to the exhibit of the same number in the Company's
               Registration Statement on Form 8-A, previously filed with
               the Commission)
   4.2    --   Escrow Agreement dated January 22, 1998 between the Company and The Bankers Bank, Atlanta, Georgia.(Incorporated by
               reference to the exhibit of the same number in the Company's
               Registration Statement on Form SB-2 (File No. 333-41547),
               previously filed with the Commission)
 4.2.1    --   Amendment No. 1 to Escrow Agreement dated January 22, 1998 between the Company and The Bankers Bank, Atlanta, Georgia, dated September 30, 1998.
   5.1    --   Opinion of Smith, Gambrell & Russell, LLP.
  10.1    --   Employment Agreement dated October 6, 1997 between McDuffie
               Bank & Trust, the Company and Patrick G. Blanchard.
               (Incorporated by reference to the exhibit of the same number in the Company's Quarterly Report on Form 10-QSB for the
               quarter ended September 30, 1997, previously filed with the
               Commission)
10.1.1    --   Amendment No. 1 to Employment Agreement dated October 6,
               1997 between First Bank of Georgia, the Company and Patrick
               G. Blanchard, dated September 30, 1998.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  10.2    --   Agreement dated October 6, 1997 among Ray Brown, RDB Limited
               Partnership, Arthur J. Gay, Jr., J. Randal Hall, George H.
               Inman, John W. Lee, A. Montague Miller and Julian W. Osbon
               as the Augusta Group and Pinnacle Bancshares, Inc.
               (Incorporated by reference to the exhibit of the same number in the Company's Quarterly Report on Form 10-QSB for the
               quarter ended September 30, 1997, previously filed with the
               Commission)
10.2.1    --   Amendment No. 1 to Agreement dated October 6, 1997 among Ray
               Brown, RDB Limited Partnership, Arthur J. Gay, Jr., J.
               Randal Hall, George H. Inman, John W. Lee, A. Montague
               Miller and Julian W. Osbon as the Augusta Group and the
               Company, dated January 22, 1998.(Incorporated by reference to the exhibit of the same number in the Company's
               Registration Statement on Form SB-2 (File No. 333-41547),
               previously filed with the Commission)
10.2.2    --   Amended and Restated Agreement among Ray Brown, RDB Limited
               Partnership, Arthur J. Gay, Jr., J. Randal Hall, George H.
               Inman, John W. Lee, A. Montague Miller and Julian W. Osbon
               as the Augusta Group and the Company, dated September 30,
               1998.
  10.3    --   Employment Agreement dated July 17, 1996, between McDuffie
               Bank & Trust and Heyward Horton, Jr. (Incorporated by
               reference to Exhibit 10.1 in McDuffie Bank & Trust's Annual
               Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission).
10.3.1    --   Amendment No. 1 to Employment Agreement dated July 17, 1997 between McDuffie Bank & Trust and Heyward Horton, Jr., dated
               March 26, 1997. (Incorporated by reference to Exhibit 10.1.1 in McDuffie Bank & Trust's Annual Report on Form 10-KSB for
               the year ended December 31, 1996, previously filed in the
               Commission)
10.3.2    --   Amendment No. 2 to Employment Agreement dated July 17, 1997 between McDuffie Bank & Trust and Heyward Horton, Jr., dated
               May 13, 1998.
  10.4    --   Severance Agreement dated March 27, 1997 between the
               Company, McDuffie Bank & Trust and J. Harold Ward, Jr.
               (Incorporated by reference to Exhibit 10.2 in McDuffie Bank
               & Trust's Annual Report on Form 10-KSB for the year ended
               December 31, 1996, previously filed with the Commission)
  10.5    --   Severance Agreement dated July 7, 1997 between the Company,
               McDuffie Bank & Trust and Joseph E. Gore.(Incorporated by
               reference to the exhibit of the same number in the Company's
               Registration Statement on Form SB-2 (File No. 333-41547),
               previously filed with the Commission)
  23.1    --   Consent of Smith, Gambrell & Russell, LLP (contained in
               their opinion at Exhibit 5.1).
  23.2    --   Consent of Cherry, Bekaert & Holland, L.L.P.
    24    --   Power of Attorney (included in the original signature page to this Registration Statement) (1)
    99    --   Form of Notification of Withdrawal Right to Initial
               Subscribers


---------------


(1) Previously filed.


(2) Restated pursuant to Rule 102(c) of Regulation S-T and Item 601(b)(3) of Regulation S-B.

ITEM 28.  UNDERTAKINGS.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Thomson, State of Georgia on the 30th day of September, 1998.


                                          GEORGIA-CAROLINA BANCSHARES, INC.

                                          By:   /s/ PATRICK G. BLANCHARD
                                            ------------------------------------
                                                    Patrick G. Blanchard
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

             /s/ DAVID W. JOESBURY, SR.*               Chairman of the Board         September 30, 1998
-----------------------------------------------------
               David W. Joesbury, Sr.

              /s/ PATRICK G. BLANCHARD                 Director, President and       September 30, 1998
-----------------------------------------------------    Chief Executive Officer
                Patrick G. Blanchard

               /s/ HEYWARD HORTON, JR.                 Director                      September 30, 1998
-----------------------------------------------------
                 Heyward Horton, Jr.

                /s/ PHILLIP G. FARR*                   Director                      September 30, 1998
-----------------------------------------------------
                   Phillip G. Farr

             /s/ SAMUEL A. FOWLER, JR.*                Director                      September 30, 1998
-----------------------------------------------------
                Samuel A. Fowler, Jr.

                                                       Director
-----------------------------------------------------
                 Arthur J. Gay, Jr.

                /s/ JOSEPH D. GREENE*                  Director                      September 30, 1998
-----------------------------------------------------
                  Joseph D. Greene

                 /s/ J. RANDAL HALL*                   Director                      September 30, 1998
-----------------------------------------------------
                   J. Randal Hall

             /s/ HUGH L. HAMILTON, JR.*                Director                      September 30, 1998
-----------------------------------------------------
                Hugh L. Hamilton, Jr.

               /s/ WILLIAM G. HATCHER*                 Director                      September 30, 1998
-----------------------------------------------------
                 William G. Hatcher

                /s/ GEORGE O. HUGHES*                  Director                      September 30, 1998
-----------------------------------------------------
                  George O. Hughes

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                /s/ GEORGE H. INMAN*                   Director                      September 30, 1998
-----------------------------------------------------
                   George H. Inman

                  /s/ JOHN W. LEE*                     Director                      September 30, 1998
-----------------------------------------------------
                     John W. Lee

             /s/ JAMES L. LEMLEY, M.D.*                Director                      September 30, 1998
-----------------------------------------------------
                James L. Lemley, M.D.

                                                       Director
-----------------------------------------------------
                   Julian W. Osbon

               /s/ J. HAROLD WARD, JR.                 Principal Accounting Officer  September 30, 1998
-----------------------------------------------------
                 J. Harold Ward, Jr.

             /s/ ROBERT N. WILSON, JR.*                Director                      September 30, 1998
-----------------------------------------------------
                Robert N. Wilson, Jr.

            *By: /s/ HEYWARD HORTON, JR.
   -----------------------------------------------
                 Heyward Horton, Jr.
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1    --   Form of Underwriting Agreement.
 4.2.1    --   Form of Amendment No. 1 to Escrow Agreement dated January
               22, 1998 between the Company and The Bankers Bank, Atlanta,
               Georgia, dated                .
   5.1    --   Opinion of Smith, Gambrell & Russell, LLP.
10.1.1    --   Amendment No. 1 to Employment Agreement dated October 6,
               1997 between First Bank of Georgia, the Company and Patrick
               G. Blanchard, dated September 30, 1998.
10.2.2    --   Amended and Restated Agreement among Ray Brown, RDB Limited
               Partnership, Arthur J. Gay, Jr., J. Randal Hall, George H.
               Inman, John W. Lee, A. Montague Miller and Julian W. Osbon
               as the Augusta Group and the Company, dated September 30,
               1998.
10.3.2    --   Amendment No. 2 to Employment Agreement dated July 17, 1997 between McDuffie Bank & Trust and Heyward Horton, Jr., dated
               May 13, 1998.
  23.2    --   Consent of Cherry, Bekaert & Holland, L.L.P.